UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐   Soliciting Material Pursuant to §240.14a-12

Otter Tail Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2017

Proxy Statement and

Annual Meeting Notice

Otter Tail Corporation

Annual Meeting of Shareholders

Monday, April 10, 2017

10:00 A.M. (CDT)

Bigwood Event Center

Country Inn & Suites

925 Western Avenue

(Highway 210 West and Interstate 94)

Fergus Falls, Minnesota 56537

Coffee will be served at 9:15 A.M. (CDT)

Lunch will follow the meeting.

No reservation is necessary.

Please bring a copy of your Notice of Internet Availability of Proxy Materials or your

Proxy Card to register at the Annual Meeting.

Contact Shareholder

Services for Information

E-mail	sharesvc@ottertail.com

Internet	www.ottertail.com

Fax	218-998-3165

Phone	800-664-1259 or 218-739-8479

Mail	Otter Tail Corporation PO Box 496 Fergus Falls, Minnesota 56538-0496

                    March 1, 2017

To the Holders of Common Shares of Otter Tail Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Otter Tail Corporation, which will be held at the Bigwood Event Center, Country Inn & Suites, 925 Western Avenue, Highway 210 West and Interstate 94, Fergus Falls, Minnesota 56537 at 10:00 A.M. (CDT) on Monday, April 10, 2017.

Enclosed are a formal Notice of Annual Meeting and the Proxy Statement, which describe the business to be conducted at the meeting. The Board of Directors proposes that shareholders elect Mr. John D. Erickson, Mr. Nathan I. Partain and Mr. James B. Stake for three-year terms on the Board of Directors. Shareholders will be asked to approve, in a non-binding advisory vote, the compensation provided to the Named Executive Officers as described in this Proxy Statement. Shareholders will also be asked to determine, in a non-binding advisory vote, whether future shareholder votes on the compensation of the Named Executive Officers should occur every one, two, or three years. Finally, shareholders will be asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

Otter Tail Corporation uses the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”). Most shareholders will receive the Notice instead of a paper copy of our Proxy Statement, Proxy Card and the 2016 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents over the Internet or, if you prefer, instructions on how to receive paper or e-mail copies of the proxy materials. We believe this process provides shareholders with the information they need in a timely manner while reducing environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you attend the meeting, we encourage you to vote your shares by telephone, Internet or the mail. Instructions on voting your shares are on the Notice or Proxy Card you received for the Annual Meeting.

If your shares are held of record in a brokerage account, please follow the instructions you receive from your broker. Your broker will submit a Proxy Card to Otter Tail Corporation reflecting the votes it receives. Employee Stock Ownership Plan participants should follow the instructions provided by Wells Fargo Bank, N.A.

Sincerely,

Nathan I. Partain
Chairman of the Board

Notice of Annual Meeting

Notice is hereby given to the holders of common shares of Otter Tail Corporation that the Annual Meeting of Shareholders of Otter Tail Corporation will be held at the Bigwood Event Center, Country Inn & Suites, 925 Western Avenue, Highway 210 West and Interstate 94, Fergus Falls, Minnesota 56537, on Monday, April 10, 2017, at 10:00 A.M. (CDT) to consider and act upon the following matters:

1.	To elect three Directors to Otter Tail Corporation’s Board of Directors to serve terms of three years.

2.	To approve, in a non-binding advisory vote, the compensation provided to the Named Executive Officers as described in this Proxy Statement.

3.	To determine, in a non-binding advisory vote, whether future shareholder votes on the compensation of the Named Executive Officers should occur every one, two, or three years.

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2017.

5.	To transact such other business as may properly be brought before the meeting.

March 1, 2017

GEORGE A. KOECK

Senior Vice President

General Counsel & Corporate Secretary

Your Vote is Important

Please vote your proxy by telephone or the Internet as described in the instructions on the Notice. Or if you received paper copies of proxy materials, you can also sign, date and return the accompanying Proxy Card in the enclosed envelope, which does not require postage if mailed in the United States. If your shares are held of record in a brokerage account, please follow the instructions you receive from your broker. Your broker will submit a Proxy Card to Otter Tail Corporation reflecting the votes it receives. Employee Stock Ownership Plan (“ESOP”) participants should follow the instructions provided by Wells Fargo Bank, N.A.

The Proxy Statement and Annual Report on Form 10-K were either made available to you over the Internet or mailed to you beginning on or about March 1, 2017. Shareholders who are receiving a paper copy of the Proxy Statement and Annual Report on Form 10-K can elect to receive future reports over the Internet. If you are interested in this option, please contact Shareholder Services by calling our toll free number 800-664-1259 or by e-mail at sharesvc@ottertail.com. To obtain directions to attend the Annual Meeting and vote in person contact Shareholder Services at our toll free number 800-664-1259.

Proxy Statement Questions and Answers

1.	Q: Why am I receiving these materials?

A:	The Board of Directors of Otter Tail Corporation is soliciting proxies and provides these materials in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held on April 10, 2017. As a shareholder you are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement. These materials were made available to shareholders over the Internet or mailed to shareholders beginning on or about March 1, 2017.

2.	Q: Who is entitled to vote at the Annual Meeting?

A:	Only common shareholders of record at the close of business on February 15, 2017, are entitled to vote at the Annual Meeting. As of the record date, 39,410,863 common shares of Otter Tail Corporation were issued and outstanding. Each shareholder is entitled to one vote per share.

3.	Q: What issues may I vote on at the Annual Meeting?

A:	You may vote on (1) the election of three nominees to serve on the Board of Directors; (2) the compensation provided to the Named Executive Officers as described in this Proxy Statement, in a non-binding advisory vote; (3) the frequency for voting on the compensation of the Named Executive Officers, in a non-binding advisory vote; (4) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017; and (5) any other business that is properly brought before the meeting.

4.	Q: How do I vote my shares?

A:	Pursuant to rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent to most of our shareholders the Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report via the Internet. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request one.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 10, 2017: Our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at http://www.ottertail.com/annual.cfm

You may vote either in person at the Annual Meeting or by granting a proxy. If you desire to grant a proxy, you have three voting options:

•	by telephone

•	by Internet

•	by Proxy Card

If you intend to vote by proxy, please follow the instructions on the Notice you received for our Annual Meeting of Shareholders. If you received paper copies of our proxy materials, you also received a Proxy Card for voting your shares. To register your vote, complete, date and sign the Proxy Card and return it in the enclosed envelope, or vote your proxy by telephone or Internet in accordance with the voting instructions on the Proxy Card. Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

5.	Q: May I change my vote?

A:	You have the right to revoke your proxy any time before the Annual Meeting by:

•	providing written notice to an officer of Otter Tail Corporation and voting in person at the Annual Meeting;

•	submitting another proper proxy by telephone or the Internet; or

•	submitting a new written proxy bearing a later date at any time before the proxy is voted at the meeting.

6.	Q: How are the votes counted?

A:	In the election of Directors, you may vote FOR all of the nominees or you may WITHHOLD your vote for one or more nominees. You may vote FOR, AGAINST or ABSTAIN on the non-binding advisory vote on the compensation provided to the Named Executive Officers as described in this Proxy Statement. You may vote FOR one year, two years, three years or ABSTAIN on the non-binding advisory vote on the frequency for voting on the compensation of the Named Executive Officers. You may vote FOR, AGAINST or ABSTAIN with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017. If you return your signed Proxy Card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all proposals and specifically for one year on the non-binding advisory vote on the frequency for voting on the compensation of the Named Executive Officers.

Shares voted as abstentions (or as “withhold authority” as to Directors) will have the effect of votes “against” those proposals since they will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of the matter as to which the shareholder has abstained or withheld authority.

If your shares are held in the name of a brokerage firm and you do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more proposals, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting but will not be considered as present and entitled to vote with respect to such proposals. Brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

7.	Q: Where and when will I be able to find the results of the voting?

A:	Preliminary results will be announced at the Annual Meeting of Shareholders. Otter Tail Corporation will publish the final results in a current report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting. You may also find the results on our website www.ottertail.com.

8.	Q: Who bears the cost of soliciting votes for the Annual Meeting?

A:	Otter Tail Corporation will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to soliciting proxies by mail, employees of Otter Tail Corporation may solicit them by telephone or in person. Employees receive no additional compensation for these solicitation activities.

Security Ownership of Certain Beneficial Owners

The total outstanding common shares of Otter Tail Corporation as of February 15, 2017, was 39,410,863. Only common shareholders of record as of February 15, 2017, are entitled to vote at the Annual Meeting of Shareholders. The only persons known to Otter Tail Corporation to own beneficially (as defined by the SEC for proxy statement purposes) more than 5% of the outstanding common shares of Otter Tail Corporation as of February 15, 2017, are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Cascade Investment, LLC 2365 Carillon Point Kirkland, WA 98033	3,456,499 shs.[1]	8.8%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355-2331	3,281,323 shs.[2]	8.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,480,567 shs.[3]	6.3%

(1)	Based on information in an Amendment No. 9 to Schedule 13D jointly filed by Cascade Investment, LLC (“Cascade”) and William H. Gates, III, with the SEC on January 9, 2012, with respect to their holdings as of January 5, 2012. According to the filing, the common shares owned by Cascade may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade. Michael Larson, Cascade Business Manager, has voting and investment power with respect to the common shares beneficially owned by Cascade. Mr. Larson disclaims beneficial ownership of the common shares beneficially owned by Cascade and Mr. Gates.

(2)	Based on information in an Amendment No. 4 to Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2017 for its holdings as of December 31, 2016, Vanguard reported that it has sole voting power as to 45,499 shares, shared voting power as to 6,100 shares, sole investment power as to 3,231,524 shares, and shared investment power as to the remainder.

(3)	Based on information in an Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 25, 2017 for its holdings as of December 31, 2016, BlackRock reported that it has sole voting power as to 2,392,211 shares and sole investment power as to 2,480,567 shares.

Election of Directors

The Board of Directors of Otter Tail Corporation is composed of nine Directors divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. The terms of Mr. John D. Erickson, Mr. Nathan I. Partain, and Mr. James B. Stake expire at the time of the 2017 Annual Meeting of Shareholders. The Board of Directors, upon recommendation of the Corporate Governance Committee, nominates Mr. Erickson, Mr. Partain, and Mr. Stake for election to serve three-year terms ending at the time of the Annual Meeting of Shareholders in 2020.

Under Minnesota law, the affirmative vote of a plurality of the common shares present and entitled to vote for Directors is required for the election of the nominees to the Board of Directors. Proxies, unless otherwise directed thereon, will be voted in favor of all nominees. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees is unable to serve or for good reason will not serve, which is a contingency not now anticipated.

Biographies of the Director nominees and of the continuing Directors are found on the following pages. These biographies include the age of each Director (as of the 2017 Annual Meeting of Shareholders), an outline of his or her business experience and the reasons for his or her selection for the Board. Except as noted in the table on the following pages, each Director and Director nominee has held the same position or another executive position with the same employer for the past five years.

The Board of Directors has determined that, with the exception of Mr. Charles S. MacFarlane, all of the Directors and Director nominees are independent as defined by the NASDAQ Listing Standards. However, due to Mr. Erickson’s longstanding ties to Otter Tail Corporation, he may not be independent and accordingly serves on no standing committees. This year the Board gave additional consideration to the independence of Mr. Partain as he will begin his 24th year on the Board of Directors. The Board concluded he was independent because he is actively employed outside of his Board service, he has no business related contacts with Otter Tail Corporation outside of Board service, and his social contacts with management are limited to Board-related activities.

The Board of Directors recommends a vote FOR the election of all nominees to the Board of Directors.

Name	Background, Basis for Selection, Board Committees	Age	Director Since
Nominees for election for three-year terms expiring in April 2020:
John D. Erickson	Fergus Falls, Minnesota Former President and Chief Executive Officer Otter Tail Corporation Consultant ECJV Holdings, LLC, an entity controlled by Cascade Investment, LLC As former Chief Executive Officer, Mr. Erickson provides the Board his leadership experience, financial expertise and knowledge of Otter Tail Corporation and the utility industry. Mr. Erickson does not serve on standing committees.	58	2007
Nathan I. Partain

Chicago, Illinois

Chairman of the Board

Otter Tail Corporation

President and Chief Investment Officer

Duff & Phelps Investment Management Co.

President, Chief Executive Officer and Chief Investment Officer

DNP Select Income Fund, Inc.

(closed-end utility income fund)

Director, DNP Select Income Fund Inc.; DTF Tax-Free Income Inc.; Duff & Phelps Utility and Corporate Bond Trust Inc.; Duff & Phelps Global Utility Income Fund, Inc. (These four closed end investment fund companies share a common board, of which Mr. Partain is one of ten Directors. These entities constitute a single fund complex under SEC rules).

The Board benefits from the financial expertise Mr. Partain provides as well as from the knowledge he has acquired regarding the utility industry from 30 years of providing electric utility investment research and management services to institutional clients of Duff & Phelps.

Mr. Partain is a National Association of Corporate Directors Board Leadership Fellow, having completed NACD’s comprehensive program of study for corporate Directors and ongoing engagement in the Director community.

Mr. Partain does not serve on standing committees.

		60	1993
James B. Stake	Edina, Minnesota Retired Executive Vice President Enterprise Services 3M Company (diversified manufacturing) Director, C. H. Robinson Worldwide, Inc. Mr. Stake provides the Board his business expertise with diversified companies developed during his career at 3M Company. This is particularly relevant to the manufacturing companies of Otter Tail Corporation. Mr. Stake serves on the Audit and Compensation Committees.	64	2008

Name	Background, Basis for Selection, Board Committees	Age	Director Since
Directors with terms expiring in April 2019: Steven L. Fritze	Eagan, Minnesota Retired Chief Financial Officer Ecolab, Inc. (provider of water, hygiene and energy technologies and services) Director Mortenson Construction, Inc. Mr. Fritze provides the Board with the benefit of his extensive corporate accounting, finance and financial reporting expertise from his service as Chief Financial Officer of Ecolab and from his executive and business management experience gained over 32 years of service to Ecolab in a variety of roles. Mr. Fritze serves on the Audit and Corporate Governance Committees.	62	2013
Kathryn O. Johnson

Hill City, South Dakota

Owner/Principal

Johnson Environmental Concepts

(specializes in applying geochemistry to resource development in the mining industry and remediation of legacy contamination of soil and water)

President

(2011-2013)

Board Member

(2005-present)

South Dakota Board of Regents

Former Board Member

South Dakota Board of Minerals

and Environment

Ms. Johnson provides the Board with a scientific approach to the problems faced by Otter Tail Power Company and the Corporation’s manufacturing companies. She also provides a working understanding of South Dakota state government.

Ms. Johnson serves on the Compensation and Corporate Governance Committees.

		62	2013
Timothy J. O’Keefe

Grand Forks, North Dakota

Retired Executive Vice President University of North Dakota Alumni Association

Retired Chief Executive Officer University of North Dakota Foundation (non-profit)

Mr. O’Keefe provides the Board his extensive private, public, and not-for-profit business experience earned over a 35-year career and an excellent understanding of the region Otter Tail Power Company serves.

Mr. O’Keefe is a National Association of Corporate Directors Board Leadership Fellow, having completed NACD’s comprehensive program of study for corporate Directors and ongoing engagement in the Director community.

Mr. O’Keefe serves on the Compensation and Corporate Governance Committees.

		67	2014

Name	Background, Basis for Selection, Board Committees	Age	Director Since
Directors with terms expiring in April 2018: Karen M. Bohn

Edina, Minnesota

President

Galeo Group, LLC

(management consulting firm)

Director and Board Chair

Ameriprise Certificate Company

Ms. Bohn provides the Board with her business and financial expertise developed over the course of her career in the financial services sector as well as her insight gained from providing consulting services in the areas of governance, management effectiveness, and strategy to a variety of large and small companies.

Ms. Bohn is a National Association of Corporate Directors Board Leadership Fellow, having completed NACD’s comprehensive program of study for corporate Directors and ongoing engagement in the Director community.

Ms. Bohn serves on the Audit and Corporate Governance Committees.

		63	2003
Charles S. MacFarlane

Fergus Falls, Minnesota

President and Chief Executive Officer (since April 2015), Chief Operating Officer (2014-2015), Senior Vice President, Electric Platform (2003-2014)

Otter Tail Corporation

Chief Executive Officer (2007-2014),

President (2003-2014)

Otter Tail Power Company

Mr. MacFarlane provides the Board a direct link to the Executive Management team of Otter Tail Corporation. Mr. MacFarlane is critical to the development and execution of the strategic direction of Otter Tail Corporation. Mr. MacFarlane also provides the Board with the benefit of his business and utility expertise developed over the course of his career at Otter Tail Power Company and Xcel Energy, Inc.

Mr. MacFarlane does not serve on standing committees.

		52	2015
Joyce Nelson Schuette	Walker, Minnesota Retired Managing Director and Investment Banker Piper Jaffray & Co. (financial services) Ms. Schuette provides the Board the business and financial expertise she has developed over the course of her career, particularly in the area of investment banking. Ms. Schuette serves on the Audit and Compensation Committees.	66	2006

Meetings and Committees of the Board of Directors

The full Board of Directors of Otter Tail Corporation considers all major decisions of Otter Tail Corporation. The Board of Directors has established a standing Audit Committee, Compensation Committee, and Corporate Governance Committee so that certain important matters can be addressed in more depth than may be possible in a full Board of Directors meeting. Each committee operates under a charter that is reviewed annually by that committee and approved by the Board of Directors.

Pursuant to Otter Tail Corporation’s bylaws and governance guidelines, the Board of Directors determines the best board leadership structure for Otter Tail Corporation. Otter Tail Corporation recognizes that different board leadership structures may be appropriate for companies in different situations. Since 2002 Otter Tail Corporation has had a separate Chairman of the Board and Chief Executive Officer. The Chairman and Chief Executive Officer are elected annually by the Board. Otter Tail Corporation believes that its leadership structure, with a separate Chief Executive Officer and Chairman of the Board, is the optimal structure for Otter Tail Corporation at this time. The Chief Executive Officer and the Chairman of the Board have an excellent working relationship.

The Board of Directors acting as a Risk Committee of the whole retains responsibility for risk oversight for Otter Tail Corporation. The Board of Directors is routinely called upon in the exercise of its business judgment to assess the risk involved in matters brought to it for consideration. As a part of the strategic planning process, the Board of Directors assesses the risk involved in the strategic plan of Otter Tail Corporation. In addition, the Board of Directors conducts a complete corporate risk assessment at least annually and reviews risk regularly throughout the year.

The full Board of Directors held a total of seven regularly scheduled and special meetings in 2016. In addition to these meetings, the Board of Directors held a planning retreat with senior management in June 2016. During 2016, the Board of Directors met in executive session with only the independent Directors at each meeting. Each Director attended at least 75 percent of the total meetings of the Board of Directors and the meetings of the committees on which he or she served. All Directors attended the Annual Meeting of Shareholders in 2016. It is expected that the Directors and executive officers of Otter Tail Corporation will attend the Annual Meeting of Shareholders in 2017.

Audit Committee

The Audit Committee reviews the financial results of Otter Tail Corporation, reviews accounting, audit and control procedures, and retains and supervises the independent registered public accounting firm. The Audit Committee has oversight responsibility for Otter Tail Corporation’s Code of Conduct. In 2016 this committee was made up of four members of the Board of Directors: Ms. Bohn (since April 11, 2016), Mr. Erickson (until April 10, 2016), Mr. Fritze (Chair), Ms. Schuette and Mr. Stake. The Board has determined that all current committee members are independent Directors as defined by the NASDAQ Listing Standards. The Board of Directors has determined that Mr. Erickson, Mr. Fritze and Mr. Stake meet the SEC definition of an audit committee financial expert and all members of the committee are financially literate. The Audit Committee routinely meets in executive session with internal audit and the independent registered public accounting firm without management present. During the course of 2016 the committee received training on new financial issues affecting Otter Tail Corporation. The Audit Committee held four meetings in 2016. For further information on the actions of the Audit Committee, please refer to the Report of the Audit Committee on page 34. The Audit Committee Charter may be reviewed at www.ottertail.com.

Compensation Committee

The Compensation Committee reviews and reports to the Board of Directors on all compensation programs, plans and policies involving Otter Tail Corporation’s Board of Directors and Otter Tail Corporation’s executive officers and it develops, evaluates and recommends for approval all Otter Tail Corporation equity-based compensation plans. The Compensation Committee oversees the administration of the 1999 Employee Stock Purchase Plan, the 1999 Stock Incentive Plan, the 2014 Stock Incentive Plan and the Executive Annual Incentive Plan. The Compensation Committee periodically retains an outside compensation consultant to advise its decision-making process. Management has not used that consultant to an extent that requires disclosure under SEC rules. Subject to ratification by the independent Directors of the Board of Directors, this committee sets compensation for the Directors, the Chief Executive Officer, the Chief Financial Officer and the other executive officers. In 2016 this committee was composed of four members of the Board of Directors: Ms. Johnson, Mr. O’Keefe (since April 11, 2016), Ms. Schuette and Mr. Stake (Chair). The Board has determined that all committee members are independent Directors as defined by the NASDAQ Listing Standards. The Compensation Committee held five meetings in 2016. For further information on the actions of the Compensation Committee, please refer to the Compensation Discussion and Analysis (“CD&A”) on page 13 and the Report of the Compensation Committee on page 23. The Compensation Committee Charter may be reviewed at www.ottertail.com.

Corporate Governance Committee

The Corporate Governance Committee identifies and recommends to the Board of Directors qualified candidates for election as Directors, Director committee assignments, and actions necessary for the proper governance of Otter Tail Corporation and for the evaluation of the performance of the Board of Directors and Chief Executive Officer. With input from the Chief Executive Officer, the Corporate Governance Committee recommends certain executive officers for annual election. The Corporate Governance Committee reviews issues and developments related to corporate governance practices and makes recommendations to the Board of Directors on changes in structure, rule or practice necessary for compliance and for good corporate governance.

Otter Tail Corporation’s Corporate Governance Committee Charter provides that the skills and characteristics generally required of Directors include diversity, business background and experience, accomplishments, experiences in the businesses related to Otter Tail Corporation, and a willingness to make the requisite commitment of time and effort. Accordingly, the Board of Directors has not set minimum standards for Director candidates. Rather, it seeks highly qualified individuals with diverse backgrounds and business and life experiences that will enable them to constructively review and guide management of Otter Tail Corporation. The Corporate Governance Committee considers and evaluates potential Director candidates and makes recommendations to the full Board of Directors. Any shareholder may submit a recommendation for nomination to the Board of Directors by sending a written statement of the qualifications of the recommended individual to the President and Chief Executive Officer, Otter Tail Corporation, Box 9156, Fargo, North Dakota 58106-9156. For the Board of Directors to consider a nominee recommendation for the 2018 Annual Meeting, shareholders should submit the recommendation and the required information by November 1, 2017. The Corporate Governance Committee will use the same process for evaluating all nominees, regardless of whether the nominee recommendation is submitted by a shareholder or some other source.

If a shareholder wants to nominate a candidate for election to the Board of Directors, the shareholder must give written notice to the Secretary of Otter Tail Corporation for the nomination to be properly made. Notice must be received at Otter Tail Corporation’s principal executive offices at least 90 days before the date that is one year after the prior year’s regular meeting. The notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the nominee or nominees, (ii) a representation that the shareholder is a holder of record of shares of Otter Tail Corporation entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors, and (v) the consent of each nominee to serve as a Director of Otter Tail Corporation if so elected.

The Corporate Governance Committee is composed of four members of the Board of Directors. During 2016, they were Ms. Bohn (Chair), Mr. Fritze, Ms. Johnson (since April 11, 2016), and Mr. O’Keefe. The Board has determined that all committee members are independent Directors as defined by the NASDAQ Listing Standards. The Corporate Governance Committee held five meetings in 2016. The Corporate Governance Committee Charter may be reviewed at www.ottertail.com.

Contact with the Board of Directors

Shareholders may contact the Board of Directors by either mail or e-mail. Questions may be sent to the entire Board of Directors, to a particular committee, or to an individual Director. The mailing address is Otter Tail Corporation, Board of Directors, Box 9156, Fargo, North Dakota 58106-9156 and the e-mail address is boardofdirectors@ottertail.com. Although reviewed by the General Counsel, all questions are forwarded to the Board of Directors or to the appropriate committee or Director as determined by the General Counsel.

Director Compensation

Director compensation is designed to attract and retain qualified, non-employee Directors and to align their interests with those of our shareholders. Non-employee Directors of Otter Tail Corporation receive an annual retainer for their services as a Director. Non-employee Directors, except the Chairman, receive an annual retainer of $60,000. The Chairman receives an annual retainer of $125,000. Each committee chair receives an additional retainer of $14,000 per year. Directors do not receive a meeting fee for attending Board or committee meetings. Mr. MacFarlane does not receive Director compensation for his service as a member of the Board of Directors.

Each non-employee Director receives an annual grant of restricted stock with an approximate value of $80,000 granted under the terms of the 2014 Stock Incentive Plan on the date of the Annual Meeting. The shares of restricted stock vest over a period of four years at the rate of 25% per year and are eligible for full dividend and voting rights.

Directors may elect to receive their compensation (other than expense reimbursements) in the form of cash, stock or a combination. Directors may elect to defer the receipt of all or part of their cash compensation pursuant to the Otter Tail Corporation Deferred Compensation Plan for Directors. The deferral may be in the form of cash or stock units. Cash deferrals receive interest at a rate equal to 1% over the prime commercial rate of U.S. Bank National Association. Deferrals in the form of stock units are credited quarterly with dividend equivalents equal to the dividend rate on Otter Tail Corporation’s common shares, and the deferred amount is paid out in common shares.

Otter Tail Corporation has established a stock ownership guideline for Directors. Directors are expected to hold Otter Tail Corporation stock equal to five times the value of the non-Chair annual retainer ($300,000) to be obtained within five years of beginning service on the Board of Directors. All existing Directors either meet the guidelines or are in the five-year period provided to reach the guidelines.

Director Compensation Table

The following table provides summary compensation information for each non-employee Director for the year ending December 31, 2016.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2,3]	Total ($)
Karen M. Bohn[4]	74,000	83,114	157,114
John D. Erickson	60,000	83,114	143,114
Steven L. Fritze[5]	74,000	83,114	157,114
Kathryn O. Johnson	60,000	83,114	143,114
Timothy J. O’Keefe	60,000	83,114	143,114
Nathan I. Partain[6]	125,000	83,114	208,114
Joyce Nelson Schuette	60,000	83,114	143,114
James B. Stake[7]	74,000	83,114	157,114

(1)	Includes the aggregate dollar amount of all fees earned or paid in cash for services as a Director (both paid and deferred) including annual retainer and committee chair retainers.

(2)	Represents the aggregate grant-date fair value of restricted stock awards granted to non-employee Directors in 2016 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The aggregate grant-date fair value of the restricted stock award for the 2,900 shares granted to each non-employee Director on April 11, 2016, was $83,114. In accordance with FASB ASC Topic 718, Otter Tail Corporation chose the grant-date fair value of the restricted stock as the equivalent to the average of the high and low price on the date of the grant ($28.66).

(3)	The number of shares of restricted stock held by each Director at fiscal year-end is as follows: Ms. Bohn, 5,875; Mr. Erickson, 5,875; Mr. Fritze, 5,709; Ms. Johnson, 5,875; Mr. O’Keefe, 5,375; Mr. Partain, 5,875; Ms. Schuette, 5,875; and Mr. Stake, 5,875.

(4)	Ms. Bohn is Chair of the Corporate Governance Committee.

(5)	Mr. Fritze is Chair of the Audit Committee.

(6)	Mr. Partain is Chair of the Board.

(7)	Mr. Stake is Chair of the Compensation Committee.

Security Ownership of Directors and Officers

Listed in the following table are the number of common shares of Otter Tail Corporation beneficially owned by each Director and each executive officer named in the Summary Compensation Table, as well as the number of shares owned by all Directors and executive officers of Otter Tail Corporation as a group, as of December 31, 2016.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent Class[1]
John S. Abbott[3]	1,324	*
Karen M. Bohn	30,950	*
John D. Erickson	156,905	*
Steven L. Fritze	12,233	*
Kathryn O. Johnson	9,602	*
George A. Koeck[4]	25,973	*
Charles S. MacFarlane[5]	131,839	*
Kevin G. Moug[6]	61,963	*
Timothy J. O’Keefe	6,900	*
Nathan I. Partain[7]	50,161	*
Timothy J. Rogelstad[8]	17,143	*
Joyce Nelson Schuette	29,332	*
James B. Stake	30,388	*
All Directors and executive officers as a group (13 persons)	564,713	1.4%

*	Indicates ownership of less than 1% of the total outstanding common shares.

(1)	Represents outstanding common shares beneficially owned both directly and indirectly as of December 31, 2016. Except as indicated by footnote below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown. No shares owned by any Director or executive officer were pledged as of December 31, 2016. The information provided is based upon 39,348,136 common shares outstanding as of December 31, 2016.

(2)	Includes common shares held by the Trustee of Otter Tail Corporation’s ESOP for the account of executive officers of Otter Tail Corporation with respect to which such persons have sole voting power and no investment power, as follows: Mr. Koeck, 1,109 shares; Mr. MacFarlane, 2,384 shares; Mr. Moug, 302 shares; Mr. Rogelstad, 2,352 shares; and all Directors and executive officers as a group, 6,147 shares.

(3)	Includes 1,050 restricted stock units which vested on February 6, 2017.

(4)	Includes 1,375 restricted stock units which vested on February 6, 2017 and 12,572 performance shares which vested on February 2, 2017.

(5)	Includes 3,757 shares owned by Mr. MacFarlane’s minor children as to which he, as custodian, has voting and investment power. Includes 4,375 restricted stock units that vested on February 6, 2017 and 29,830 performance share awards that vested on February 2, 2017.

(6)	Includes 1,449 shares owned jointly with Mr. Moug’s wife as to which he shares voting and investment power. Includes 332 shares owned by Mr. Moug’s children as to which he, as custodian, has voting and investment power. Includes 1,625 restricted stock units that vested on February 6, 2017 and 14,972 performance shares that vested on February 2, 2017.

(7)	Includes 3,000 shares owned jointly with Mr. Partain’s wife as to which he shares voting and investment power.

(8)	Includes 2,091 shares owned jointly with Mr. Rogelstad’s wife as to which he shares voting and investment power. Includes 1,050 restricted stock units that vested on February 6, 2017. Includes 8,572 performance shares that vested on February 2, 2017.

The information with respect to beneficial ownership of securities of Otter Tail Corporation is based on information furnished to Otter Tail Corporation by each person included in the table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Otter Tail Corporation’s Directors and executive officers and holders of more than 10% of Otter Tail Corporation’s common shares to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Otter Tail Corporation. Based solely on a review of the Section 16 reports filed by the Directors and executive officers, Otter Tail Corporation believes that during the year ended December 31, 2016, its Directors and executive officers complied with all Section 16(a) filing requirements with the exception of the Form 4 filings made on February 10, 2016 on behalf of John Abbott, George Koeck, Charles MacFarlane, Kevin Moug and Timothy Rogelstad, which were one day late.

Compensation Discussion and Analysis

Executive Summary

Otter Tail Corporation believes that strong, effective leadership is the cornerstone of its continued growth and success. To be successful, Otter Tail Corporation must be able to attract, retain and motivate highly qualified executive officers with the competencies needed to excel in a rapidly changing marketplace and to understand issues relating to a diverse group of companies in several different industries.

Executive compensation at Otter Tail Corporation is focused on results. Total direct compensation includes base pay, annual cash incentive and stock-based long-term incentive. The mix of pay is designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk. The only elements of total direct compensation that are not performance based are base pay and restricted stock units. Annual cash incentive and other stock-based long-term incentive are performance and metric based. The individual performance portion of the annual cash incentive has a discretionary element.

At the 2014 Annual Meeting of Shareholders, Otter Tail Corporation provided shareholders an advisory vote on executive compensation. The shareholders voted to approve, on an advisory basis, the compensation of Otter Tail Corporation’s Named Executive Officers as described in the CD&A section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in Otter Tail Corporation’s Proxy Statement for the 2014 Annual Meeting. The vote was 24,630,886 shares “For” (87.6% of the shares present and entitled to vote), 1,806,830 shares “Against” (6.4% of the shares present and entitled to vote), and 1,692,091 shares “Abstain” (6.0% of the shares present and entitled to vote).

The Compensation Committee takes into account the result of the shareholder vote in determining executive compensation policies and decisions. The Compensation Committee viewed the 2014 vote as a strong expression of the shareholders’ general satisfaction with Otter Tail Corporation’s current executive compensation programs. While the Compensation Committee considered this shareholder satisfaction in determining to continue the present framework of executive compensation programs, decisions regarding incremental changes in the compensation programs and individual compensation were made in consideration of Otter Tail Corporation’s performance, current economic conditions, and individual executive performance as described in more detail below.

Consistent with the shareholders’ preference expressed in voting at the 2011 Annual Meeting of Shareholders, an advisory vote on the compensation of Otter Tail Corporation’s Named Executive Officers has been conducted every three years. At the 2017 Annual Meeting of Shareholders, the Board of Directors will ask shareholders to approve, in a non-binding advisory vote, the compensation provided to the Named Executive Officers as described in this Proxy Statement (Proposal 2) and to determine, in a non-binding advisory vote, whether future shareholder votes on the compensation of the Named Executive Officers should occur every one, two, or three years (Proposal 3).

Purpose and Philosophy

The Compensation Committee of the Board of Directors is responsible for developing and recommending to the Board of Directors the goals and objectives of Otter Tail Corporation’s compensation policies and practices for the executive officers, including the following individuals:

•	Charles S. MacFarlane, who became our President and Chief Executive Officer on April 13, 2015, having been promoted from President and Chief Operating Officer.

•	Kevin G. Moug, our Senior Vice President and Chief Financial Officer.

•	George A. Koeck, our Senior Vice President, General Counsel and Corporate Secretary.

•	Timothy J. Rogelstad, who became our Senior Vice President, Electric Platform, and President, Otter Tail Power Company, on April 14, 2014.

•	John S. Abbott, who became our Senior Vice President, Manufacturing Platform, and President, Varistar, which includes our manufacturing and plastics reporting segments, on February 11, 2015.

These individuals are referred to in this CD&A as the “Named Executive Officers.” Each of these Named Executive Officers is included in the Summary Compensation Table and the related tables beginning on page 24.

The Compensation Committee has adopted an Executive Compensation Policy, which outlines the overall executive compensation philosophy of Otter Tail Corporation and describes the components of executive compensation for the executive officers.

Otter Tail Corporation provides fair and equitable compensation to its executive officers by combining base pay, annual cash incentive, stock-based long-term incentive, retirement plans, and competitive health, dental and other benefits. The Executive Annual Incentive Plan is designed to reward executives for Otter Tail Corporation’s current year financial success and recognize the responsibilities of the executive officers for meeting Otter Tail Corporation’s financial performance goals. Stock-based incentives provided under the 2014 Stock Incentive Plan focus on long-term performance by aligning the executive officers’ long-term financial interests with shareholders’ interests. Pension and retirement plans are provided to encourage long tenure among the executive officers. Health, dental, vacation and other benefits are designed to be competitive with companies with whom Otter Tail Corporation competes for executive talent.

The key elements of our executive compensation philosophy are:

•	Pay for performance — A significant proportion of the compensation for the executive officers is at risk and is contingent on company performance.

•

Performance-based vesting — The long-term incentive vests at the end of three years based on total shareholder return compared to the total shareholder return of the companies in the Edison Electric Institute Index and, beginning in 2015, return on equity as well.

•	Caps on incentive payouts — Our short-term incentive and performance share awards are designed to pay out at a maximum of 190% and 150% of target respectively.

•	Share ownership — We require all of our executive officers to own a meaningful amount of Otter Tail Corporation stock.

•

Recoupment Policy — The Executive Compensation Policy includes a Recoupment Policy, which provides that, after an accounting restatement, Otter Tail Corporation will attempt to recoup amounts paid to current and former executive officers under the Annual Incentive Plan, the 1999 Stock Incentive Plan or the 2014 Stock Incentive Plan during the prior three years that would not have been paid based on the restated financial statements.

Market Conditions and Peer Group

The Compensation Committee periodically retains a compensation consultant to provide market-based compensation data in connection with its consideration of the compensation of the executive officers. In 2013 the Compensation Committee retained Willis to assess the competitiveness of the compensation provided to executive officers of Otter Tail Corporation taking into consideration current market conditions. To appropriately assess market conditions Willis created a peer group of publicly traded utility, manufacturing and distribution companies of comparable size, heavily weighted to electric utilities to reflect the relative size of Otter Tail Corporation’s operating companies and taking into account other considerations that Willis deemed relevant such as geographic location (the “Peer Group”). In 2015 Willis reviewed the Peer Group and recommended the same list except for the removal of UNS Energy Corp, having been acquired by Fortis. Since then UIL Holdings Corporation, Cleco Corporation, Empire District Electric Co., and ITC Holdings have been acquired and are no longer in the Peer Group. The 2016 Peer Group is found below:

Company Name	SIC Code (Primary)
ALLETE, Inc.	4931 Electric and other services combined
Apogee Enterprises, Inc.	3231 Glass products made of purchased glass
Avista Corp.	4931 Electric and other services combined
Black Hills Corporation	4911 Electric services
El Paso Electric Co.	4911 Electric services
Graco Inc.	3561 Pumps & pumping equipment
Great Plains Energy, Inc.	4911 Electric services
IDACORP, Inc.	4911 Electric services
MGE Energy Inc.	4900 Electric, gas & sanitary services
Northwestern Corp.	4931 Electric and other services combined
PNM Resources, Inc.	4911 Electric services
Portland General Electric Co.	4911 Electric services
Tennant Company	3580 Refrigeration & service industry machinery
Unitil Corp.	4931 Electric and other services combined
Vectren Corporation	4932 Gas & other services combined
Westar Energy, Inc.	4931 Electric and other services combined

In December 2015, in consultation with Willis, the Compensation Committee modified its methodology to provide improved market-based compensation data for all executive positions. Willis used published survey data (including the 2015 Towers Watson Energy Services Survey, the 2015 Mercer Executive Survey (Energy Sector), and the Towers Watson CDB General Industry survey) as the primary benchmark to determine executive compensation levels with Peer Group data used as a reference for validation of the survey data. We believe the change in methodology resulted in a more consistent and repeatable process for reliable data for all executive positions.

The Compensation Committee, with Willis’ assistance, used this market-based compensation data to compare the compensation provided to the executive officers in the areas of total remuneration, annual incentive, and long-term incentive. This information was also used in evaluating other components of executive compensation and practices, including incentive metrics, stock ownership guidelines and compensation policy matters. The analysis compared both the structure of compensation and the amount of compensation provided to each of the executive officer positions. Willis found that the structure of compensation was in line with market practices. Willis also found that assuming target performance, the amount of total compensation, and the individual components of compensation provided to the executive officers were competitive with market at the 50th percentile. The Compensation Committee used this market-based compensation data as a reference point in determining 2016 compensation for the executive officers. In addition, the Compensation Committee considered individual performance, historical compensation, internal equity and regional information.

The Compensation Committee annually reviews its engagement with Willis and assesses Willis’ independence as a compensation consultant. In 2016, Willis provided approximately $18,000 of advisory services on executive compensation to the Committee, and approximately $287,000 of property and casualty insurance brokerage services to management, as well as a limited amount of consulting advice related to market practice for retirement benefits. According to Willis’ consulting independence protocols, the Willis personnel who provide the brokerage services operate separately and independently of the Willis advisers who perform executive compensation-related services. Those executive compensation advisers may not serve in broader relationship-management roles, and the compensation paid to those advisers is not directly tied to fees paid by Otter Tail Corporation. The Compensation Committee concluded that no conflicts of interest existed.

The Compensation Committee also received compensation recommendations from Mr. MacFarlane for Mr. Moug, Mr. Koeck, Mr. Rogelstad and Mr. Abbott. The Compensation Committee may, but is not required to, consider the recommendations. The Compensation Committee did not receive a recommendation for Mr. MacFarlane.

Base Pay

Base pay is a traditional element of compensation provided almost universally by corporations. Base pay is set with reference to the market for similar jobs in the utility and general industry sectors as determined by the survey data. An individual executive’s base pay also takes into consideration tenure, experience, skillset and individual performance.

Annual Cash Incentive

The Otter Tail Corporation Executive Annual Incentive Plan provides annual cash incentives to the executive officers for achieving annual performance targets for Otter Tail Corporation, the Electric Platform, or the Manufacturing Platform of Otter Tail Corporation depending upon the executive officer’s position and responsibilities. The annual cash incentive is designed to place a significant portion of each executive officer’s annual cash compensation “at risk” depending upon the financial and workplace safety performance of Otter Tail Corporation for that year and on the executive officer’s individual performance. The financial targets are aligned with the annual budget approved by the Board of Directors. The target annual cash incentive for each executive officer is measured as a percentage of base pay. The target for annual cash incentive is set with reference to the market data for similar jobs in the utility and general industry sectors as determined by the published data.

The Compensation Committee sets threshold and maximum performance levels in addition to the target performance levels for the financial measures in order to incent the executive officers to strive for the best possible performance in a difficult year and a maximum performance level to reward exceptional performance.

As noted above, the Executive Annual Incentive Plan includes a non-financial measure for workplace safety. One of Otter Tail Corporation’s five core values is safety. Otter Tail Corporation strives to provide safe work places and requires safe work practices throughout its businesses. The Compensation Committee believes that management’s commitment to workplace safety is critical to achieving Otter Tail Corporation’s goals regarding workplace safety. Safety is measured against the weighted average composite case rate for the industries in which Otter Tail Corporation and its subsidiaries operate. The incentive for safety is paid if the weighted average composite case rate of Otter Tail Corporation and its subsidiaries for the year is less than the weighted average composite case rate for the past three years for the industries in which Otter Tail Corporation and its subsidiaries operate. There is no threshold or maximum performance level for the safety performance measure. Subject to the discretion of the Compensation Committee, the safety incentive is not to be paid in a year where there is a workplace fatality due to a workplace accident.

For 2016 the financial measures for the Executive Annual Incentive Plan were corporate earnings per share, corporate return on equity, Electric Platform net income, Electric Platform return on equity and Manufacturing Platform net income. In determining whether a financial measure has been met for the year, actual performance for each measure is to be adjusted by the following items: (1) unusual, extraordinary or nonrecurring events; (2) changes in applicable accounting rules or principles or in the company’s methods of accounting; (3) results of discontinued operations; (4) asset write downs; (5) litigation or claim judgments or settlements; (6) changes in tax law affecting reported results; (7) severance, contract termination and other costs related to exiting business activities; (8) acquisitions; (9) gains or losses from the disposition of businesses or assets; (10) gains or losses from the early extinguishment of debt; and (11) other publicly identified one-time items. The Compensation Committee may exercise discretion to not make an adjustment for one or more of these items whether the exercise of that discretion reduces or increases the payout.

The following tables show a breakdown of financial, workplace safety and individual performance goals for each Named Executive Officer’s annual cash incentive for 2016 and actual performance against each goal:

2016 Executive Annual Incentive Goals

		Weighting
								Safety[7]
Executive	Bonus Target	Corporate EPS[1]	Corporate ROE[2]	Electric NI3	Electric ROE[4]	Manuf. NI5	Ind Perf[6]	Corporate	Electric	Manuf.
Charles S. MacFarlane	80%	40%	40%				10%	10%
Kevin G. Moug	50%	40%	40%				10%	10%
George A. Koeck	50%	35%	35%				20%	10%
Timothy J. Rogelstad	50%	20%		25%	25%		20%		10%
John S. Abbott	50%	30%				40%	20%			10%

Performance Levels	Financial Goals vs. Actual Performance						Ind. Perf. Payout Range	Safety Goals vs. Actual Performance (Payout 0% or 100%)
	Payout Range	Corporate EPS	Corporate ROE	Electric NI	Electric ROE	Manuf. NI		Corporate	Electric	Manuf.
Maximum	200%	$2.05	12.6%	$56,500	11.20%	$29,000	200%	3.4	2.0	4.5
Target	100%	$1.75	10.6%	$50,500	9.80%	$21,000	100%	3.4	2.0	4.5
Threshold	50%	$1.40	8.5%	$43,500	9.00%	$15,600	0%	3.4	2.0	4.5
2016 Actual		$1.61	9.81%	$49,829	9.49%	$16,321	—	2.6	1.3	3.2
2016 Adjusted according to Annual Incentive Plan Provisions		$1.58	9.65%	$51,941	9.89%	$16,321	—	2.6	1.3	3.2
2016 Adjusted following Committee Discretion		$1.60	9.77%	$49,829	9.49%	$16,321	—	2.6	1.3	3.2

1.

Corporate Earnings Per Share. Each executive officer receives the applicable target percentage of total target payout if Otter Tail Corporation achieves the targeted corporate earnings per share. The award amount is reduced for achievement of the threshold corporate earnings per share and additional increments are paid for performance above the target. Corporate Earnings Per Share was adjusted for discontinued operations thereby decreasing the payment. The Compensation Committee exercised its discretion to not make an adjustment for a change in accounting rules relating to stock compensation thereby increasing the amount of the payout. The Compensation Committee also used its discretion to not make an adjustment for a change in tax law related to bonus depreciation and impact on rider revenues on 2016 budgeted earnings thereby decreasing the amount of payout. Otter Tail Corporation exceeded threshold corporate earnings per share in 2016.

2.	Corporate Return on Equity. Mr. MacFarlane, Mr. Moug, and Mr. Koeck receive the applicable target percentage of total target payout if Otter Tail Corporation achieves the targeted corporate return on equity. The award amount is reduced for achievement of the threshold corporate return on equity and additional increments are paid for performance above the target. Return on equity was adjusted for discontinued operations thereby decreasing the payout. The Compensation Committee exercised its discretion to not make an adjustment for a change in accounting rules relating to stock compensation thereby increasing the amount of the payout. The Compensation Committee also used its discretion to not make an adjustment for a change in tax law related to bonus depreciation and impact on rider revenues on 2016 budgeted earnings thereby decreasing the amount of payout. Otter Tail Corporation exceeded threshold corporate return on equity in 2016.

3.	Electric Platform Net Income. Mr. Rogelstad receives the applicable target percentage of total target payout if the Electric Platform achieves its targeted net income. The award amount is reduced for achievement of threshold net income and additional increments are paid for performance above the target. The Compensation Committee also used its discretion to not make an adjustment for a change in tax law related to bonus depreciation and impact on rider revenues on 2016 budgeted earnings thereby decreasing the amount of payout. The Electric Platform exceeded threshold net income in 2016.

4.	Electric Platform Return on Equity. Mr. Rogelstad receives the applicable target percentage of total target payout if the Electric Platform achieves its targeted return on equity. The award amount is reduced for achievement of threshold return on equity and additional increments are paid for performance above the target. The Compensation Committee also used its discretion to not make an adjustment for a change in tax law related to bonus depreciation and impact on rider revenues on 2016 budgeted earnings thereby decreasing the amount of payout. The Electric Platform exceeded threshold return on equity for 2016.

5.	Manufacturing Platform Net Income. Mr. Abbott receives the applicable target percentage of total target payout if the Manufacturing Platform achieves its targeted net income. The award amount is reduced for achievement of threshold and additional increments are paid for performance above the target. The Manufacturing Platform exceeded threshold net income for 2016.

6.	Individual Performance. Each executive officer receives a percentage of the total target payout based upon individual performance. The actual amount of the award will be determined by the CEO, who may award up to 200% of the target amount, and the award is subject to approval by the Compensation Committee and ratification by the independent members of the Board of Directors. The CEO’s individual performance award is determined by the Compensation Committee, subject to ratification by the independent members of the Board of Directors.

7.	Safety Incentive. Each executive officer receives 10% of the total target payout if Otter Tail Corporation (Mr. MacFarlane, Mr. Moug, Mr. Koeck), the Electric Platform (Mr. Rogelstad) and the Manufacturing Platform (Mr. Abbott) achieve their respective targets for workplace safety. The performance level for safety was met by Corporate and the Manufacturing and Electric Platforms in 2016.

Long-Term Incentives

Long-term incentive compensation for executive officers consists of performance share awards and restricted stock unit awards granted by the Compensation Committee under the Otter Tail Corporation 2014 Stock Incentive Plan.

The performance share awards are designed to tie the long-term incentives for the executive officers to Otter Tail Corporation stock performance and to further align the interests of the executive officers with shareholders. It does so in two ways:

•

First, the number of shares awarded to the executive officers is based on total shareholder return as compared to the total shareholder return of companies in the Edison Electric Institute Index (“EEI Index”) for the three-year period beginning on the first day of the year in which the grant is awarded. The EEI Index is chosen because it is the sector that includes Otter Tail Corporation common shares. Total shareholder return is determined by comparing the stock price appreciation plus the value of dividends reinvested over the three-year period. The EEI Index provides total shareholder returns for the 44 shareholder-owned electric utilities. This represents 66.7% of the performance shares granted.

•	Second, the number of shares awarded is based on achieving targets for three-year adjusted return on equity. This represents 33.3% of the performance shares granted.

In both cases the value of the shares awarded increases if the target is exceeded and decreases for performance below target but above threshold.

The restricted stock unit awards are also designed to align the interest of the executive officers with that of shareholders. They do so by rewarding continuity of service of the executive officers since the restricted stock unit awards vest over a period of four years, and unvested restricted stock units are forfeited upon voluntary termination. In addition, the value of shares awarded increases or decreases with the value provided to shareholders.

In 2016 the Compensation Committee set targeted amounts for long-term incentive with reference to the market data for similar jobs in the utility and general industry sectors as determined by the published data.

•

For performance shares, the number of shares actually awarded to each executive officer was calculated in part by dividing the targeted value delivered for each executive officer by an indicative grant date fair value based on a Monte-Carlo simulation model and on the present value of the return-on-equity component (excluding dividends). This blended rate was $21.33.

•

For restricted stock units, the number of shares actually awarded to each executive officer was calculated by dividing the targeted value delivered for each executive officer by the average closing per share price of Otter Tail Corporation common stock during the 17 trading days following January 1, 2016 ($26.53).

The Compensation Committee approved, and the independent members of the Board of Directors ratified, the grants of performance shares on February 4, 2016. The three-year performance period for these awards is from January 1, 2016, through December 31, 2018. The actual payment of common shares may range from 0 to 150% of the target amount and will be paid in 2019. For 66.7% of the performance shares granted, the target amount will be paid if the total shareholder return for Otter Tail Corporation is at the 50th percentile of the total shareholder returns of the companies that comprise the EEI Index over the three-year period or if the executive retires (Mr. Moug and Mr. Koeck only). The threshold performance level is set at the 25th percentile of the total shareholder return and the maximum performance level is set at the 75th percentile of the total shareholder return. Payment is capped at target amount should total shareholder return be negative.

Otter Tail Corporation believes the target is appropriate as it indicates performance consistent with the sector over the three-year measurement period. Stronger-than-sector performance is awarded with additional shares. Weaker-than-sector performance is penalized, with the executive officers receiving fewer or no shares. The performance shares, to the extent they become payable, are paid in common shares of Otter Tail Corporation.

Whether the remaining 33.3% of the performance shares granted become payable will be based upon the adjusted three-year return on equity of Otter Tail Corporation as compared to the established target. The target is established by the Compensation Committee based on an evaluation of prior years’ annual adjusted return on equity, weighted average regulatory awarded return on equity, Otter Tail Power Company authorized return on equity and EEI Index and regional peer utility return on equity history and trend. For purposes of calculation, adjusted return on equity is equal to the average of adjusted return on equity for each of the three years in the performance period. Adjusted return on equity is equal to Otter Tail Corporation’s adjusted earnings divided by the 13-month average of total outstanding common equity using the 13 months ending at the end of the fiscal year. The actual payment of common shares may range from 0% to 150% of the target amount and will be paid in 2019. The target amount will be paid if the adjusted three-year return on equity for Otter Tail Corporation is at the target performance (10%) or if the executive retires (Mr. Moug and Mr. Koeck only). The threshold performance level is set at 8.5% and the maximum performance level is set at 11%. Otter Tail Corporation believes the target is appropriate as it indicates performance that is above the median return on equity performance in our industry. Stronger-than-target performance is rewarded with additional shares. Weaker-than-target performance is penalized with the executive officers receiving fewer or no shares. The performance shares, to the extent they become payable, are paid in common shares of Otter Tail Corporation.

The Compensation Committee approved, and the independent members of the Board of Directors ratified, the grants of restricted stock units on February 4, 2016. The units vest at a rate of 25% per year over a four-year period with the first quarter vesting on February 6, 2017, and the remaining quarters on the same date in 2018, 2019 and 2020. They vest in full upon retirement except that, if Mr. MacFarlane, Mr. Rogelstad or Mr. Abbott retires on or before June 30 of the calendar year that includes the grant date, the number of remaining unvested restricted stock units that becomes vested shall be prorated. Following the grant date, the executive officers receive cash payments equal to the amount of cash dividends that would have been paid on the shares covered by restricted stock units, subject to forfeiture in certain circumstances.

Other Benefits

The executive officers receive health, dental, life, vacation and other traditional benefits identical to or consistent with the non-executive employees of Otter Tail Corporation.

Total Realized Pay

Total Realized Pay, which is the actual remuneration earned by the executive officers in a particular year, is an important additional measure of total compensation. Information related to Total Realized Pay is meant to supplement, rather than to replace, the information found in the Summary Compensation Table. Total Realized Pay reflects the compensation actually paid based on performance, which can differ substantially from compensation as presented in the Summary Compensation Table. For example, total compensation as presented in the Summary Compensation Table contains estimated values of grants of performance shares that are based on multiple assumptions that may or may not be realized and can only be realized at the end of a three-year performance period. In addition, the Summary Compensation Table may show an increase or decrease in change in pension value, depending on the valuation assumptions and discount rates used to calculate present value of pension benefits.

Otter Tail Corporation defines Total Realized Pay as the sum of:

•	Base pay paid with respect to the year;

•	Annual incentive award paid with respect to the year;

•	The value realized upon the vesting of long-term incentive awards; and

•	Other compensation paid with respect to the year.

When considering Total Realized Pay, Otter Tail Corporation excludes the following:

•

Change in pension value as reported in the Summary Compensation Table, because it is largely driven by accounting and valuation assumptions that do not reflect the compensation realized by the executive officer in a particular year; and

•	The value of long-term incentive awards such as performance shares and restricted stock units that are granted in a particular year but do not vest in that year.

The following table compares Total Realized Pay for our Named Executive Officers employed as of December 31, 2016 to the Total Compensation as presented in the Summary Compensation Table. As noted above, this table is not intended to be a substitute for the Summary Compensation Table.

TOTAL REALIZED PAY

Named Executive Officer	Year	Base Salary ($)[1]	Annual Incentive Awards[2]	Value Realized upon Vesting of Long-Term Incentive Awards[3]	Other Compensation[4]	Total Realized Pay ($)	Total Compensation From the Summary Compensation Table ($)

Charles S. MacFarlane	2016 2015 2014	575,000 517,997 433,858	395,710 336,747 360,863	140,624 613,635 202,571	7,375 7,375 57,505	1,118,709 1,475,754 1,054,797	2,484,454 1,924,855 2,036,971

Kevin G. Moug	2016 2015 2014	431,000 418,000 406,000	185,381 183,468 302,210	56,308 534,393 551,108	7,375 7,375 7,750	680,064 1,143,236 1,267,068	1,306,705 1,061,939 1,778,913

George A. Koeck	2016 2015 2014	394,000 382,000 371,000	168,599 173,210 276,419	44,432 427,570 441,374	7,375 7,550 8,070	614,406 990,330 1,096,863	930,491 884,858 1,574,689

Timothy J. Rogelstad	2016 2015 2014	350,000 325,000 243,926	165,676 153,442 135,454	61,086 22,292 7,494	9,515 9,725 7,743	586,277 510,459 394,617	1,357,000 1,127,912 1,107,411

John S. Abbott	2016 2015	325,000 265,961	127,145 103,943	12,780 —	41,500 59,066	506,425 428,970	776,908 669,697

(1)	Base pay paid for the year, as reflected in the “Salary” column of the Summary Compensation Table.

(2)	The total of annual incentive awards earned for the year, as reported in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(3)	Value realized upon vesting of performance shares, options, restricted stock and restricted stock units during the year based on the fair market value of Otter Tail Corporation’s common shares at the time of vesting, as reported in the “Option Exercises & Stock Vested Table” and found at page 29.

(4)	As reported in the “All Other Compensation” column of the Summary Compensation Table.

Stock Ownership Guidelines

Otter Tail Corporation has established common stock ownership guidelines to ensure that the executive officers remain focused on long-term shareholder value. The ownership guidelines provide that an executive’s stock ownership requirement is based on the value of the executive’s holdings as a multiple of the executive’s base salary as of December 31, 2016. The stock ownership guidelines are as follows: Mr. MacFarlane, 5 x base salary; Mr. Moug, Mr. Koeck, Mr. Rogelstad, Mr. Abbott, 2 x base salary. For purposes of satisfying the ownership guidelines, vested and unvested shares of restricted stock and restricted stock units are included. Officers are given five years to meet the guidelines from the time they are subject to an initial or increased holding guideline. Additionally, for all awards granted on or after June 22, 2016, each executive shall hold 100% of shares received (net of tax) upon the grant or vesting, as applicable, of the shares until the applicable ownership guideline has been met. The Compensation Committee may grant waivers of the ownership or holding requirements in special circumstances. Determination of compliance is made at time of Proxy publication. At the time of this Proxy, all executive officers met the ownership guidelines or are within their 5-year accumulation period.

Retirement Income and Deferred Compensation

Historically, the executive officers of Otter Tail Corporation have provided Otter Tail Corporation with long-term service. Otter Tail Corporation believes that long-term service by its executive officers has been fundamental to its success. Accordingly, Otter Tail Corporation encourages long-term service by providing executive officers security in retirement through its pension and supplemental retirement plans. The Named Executive Officers, except for Mr. Abbott, participate in the plans related to retirement income. Retirement benefits for Mr. Abbott are described separately below.

Central to providing retirement security and encouraging long-term service by its executive officers are the Otter Tail Corporation Pension Plan (“Pension Plan”) and non-qualified Executive Survivor and Supplemental Retirement Plan (“ESSRP”). Combined, these plans deliver a defined pension benefit that increases with years of service and compensation. A further description of the benefits under these plans is in the narrative description to the Pension Benefits Table on page 31.

Mr. Abbott participates in the Executive Restoration Plus Plan (“Restoration Plan”), which was adopted in 2012 for executive officers and certain others who are not eligible to participate in the Pension Plan and the ESSRP. Subject to its annual discretion, Otter Tail Corporation will contribute a sum equal to 6.5% of annual compensation for the plan year in excess of Internal Revenue Code Section 401(a)(17) compensation limit in effect for that year plus 3% of annual compensation to retirement accounts for Mr. Abbott provided he is employed on the last day of the plan year. Contributions will be made for partial years when he retires. A further description of the benefits under the plan is found in the narrative description to the Pension Benefits Table on page 31.

The Named Executive Officers, except for Mr. Abbott, who defers under the Restoration Plan, may elect to participate in a non-qualified deferred compensation plan. The plan offers a relatively low cost, competitive benefit consistent with plans offered by other employers. Participation in the plan is limited to the executive officers of Otter Tail Corporation and certain other employees of Otter Tail Corporation and its subsidiaries. Under the plan, participants may defer up to 50% of their base pay and 100% of their annual cash incentive compensation. The amounts deferred are segregated into one or more accounts chosen by the participant and earn a return based upon the performance of the investment option chosen by the participant. One account under the plan has a beginning distribution date coinciding with retirement. Other accounts may have distribution dates determined by the participant. Deferred contributions are made pre-tax. Each participant makes his or her own investment decisions on the amounts deferred and is solely at risk for investment returns. There are no Otter Tail Corporation contributions to the plan for executive officers and Otter Tail Corporation is not at risk for individual investment returns.

Otter Tail Corporation also provides a 401(k) retirement savings plan in which the employees of Otter Tail Corporation, including the executive officers, may participate. The plan permits all employees to set aside a portion of their income into the 401(k) retirement savings plan and Otter Tail Corporation matches 50% of the first 5% set aside by an employee up to the statutory maximum. Employees hired after September 1, 2006, may be awarded an enhanced employer contribution. In 2016 that award was 4%. The participation of the executive officers is on precisely the same terms as other participants in the plan.

Severance Benefits

Otter Tail Corporation has entered into change-in-control severance agreements with each of the executive officers, which provide financial protection in the event of a change in control that disrupts the executive officer’s career. These agreements are designed to attract and retain high caliber executive officers, recognizing that change-in-control protections are commonly provided at comparable companies with which Otter Tail Corporation competes for executive talent. In addition, the change-in-control protections will enhance the impartiality and objectivity of the executive officers in the event of a change-in-control situation and better ensure that shareholder interests are protected. The protections contained in the change-in-control agreements provide for a “double trigger,” which means that there must be both a change in control and a termination of employment for the provisions to apply. A more complete description of the change in control agreements is found in the tabular disclosure in this Proxy Statement found at page 32.

Otter Tail Corporation also provides severance benefits to executive officers upon termination from employment under certain circumstances not involving a change in control pursuant to employment agreements or, in lieu of such agreements, an Executive Severance Plan adopted in February 2015. The employment agreements and the Executive Severance Plan are more fully described in the tabular disclosure in this Proxy Statement found at page 32.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes limits on tax deductions for executive compensation in excess of $1,000,000 paid to certain executive officers. The Compensation Committee’s policy is to take reasonable steps to preserve this tax deduction. However, the Compensation Committee reserves its right to authorize executive compensation that may not be fully deductible if it deems it necessary or appropriate to do so.

Report of Compensation Committee

The Compensation Committee of Otter Tail Corporation’s Board of Directors is composed of four independent Directors as defined by the NASDAQ Listing Standards and operates under a written charter adopted by the Board of Directors. The Compensation Committee reviewed and discussed with management the foregoing CD&A. Based upon that review and discussion with management and its independent review of the CD&A, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

James Stake, Chair

Kathryn Johnson

Timothy O’Keefe

Joyce Nelson Schuette

Executive Compensation

The following tables and accompanying narrative disclosure and footnotes should be read in conjunction with the CD&A, which sets forth the objectives of Otter Tail Corporation’s executive compensation and benefit program.

Summary Compensation Table

The table below contains information about compensation for the last three fiscal years paid to the Named Executive Officers, who include individuals who served as Chief Executive Officer and Chief Financial Officer during 2016 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2016.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
Charles S. MacFarlane President and Chief Executive Officer[6]	2016 2015 2014	575,000 517,997 433,858	57,500 48,226 53,325	1,122,952 1,055,003 691,152	338,210 288,521 307,538	383,417 7,733 493,593	7,375 7,375 57,505	2,484,454 1,924,855 2,036,971
Kevin G. Moug Chief Financial Officer & Sr. Vice President	2016 2015 2014	431,000 418,000 406,000	26,938 27,170 40,600	421,290 383,350 346,562	158,443 156,298 261,610	261,659 69,746 716,391	7,375 7,375 7,750	1,306,705 1,061,939 1,778,913
George A. Koeck Sr. Vice President, General Counsel & Corporate Secretary	2016 2015 2014	394,000 382,000 371,000	39,400 45,840 64,925	353,478 322,098 293,386	129,199 127,370 211,494	7,039 — 625,814	7,375 7,550 8,070	930,491 884,858 1,574,689
Timothy J. Rogelstad Sr. Vice President, Electric Platform; President, Otter Tail Power Company[7]	2016 2015 2014	350,000 325,000 243,926	43,750 42,250 30,517	283,263 240,547 200,838	121,926 111,192 104,937	548,546 399,198 519,450	9,515 9,725 7,743	1,357,000 1,127,912 1,107,411
John S. Abbott Sr. Vice President, Manufacturing Platform; President, Varistar Corporation[8]	2016 2015	325,000 265,961	35,750 31,956	283,263 240,727	91,395 71,987	— —	41,500 59,066	776,908 669,697

(1)	In each year bonuses paid to each of the executive officers were based in part upon the achievement of individual goals established at the beginning of the year, undertaking additional work outside of the scope of their normal responsibilities and individual performance as determined by the Chief Executive Officer, subject to approval by the Compensation Committee and ratification by the independent members of the Board of Directors, for each executive officer except for the Chief Executive Officer, whose bonus was determined using the same criteria by the Compensation Committee, subject to ratification by the independent members of the Board of Directors.

(2)

The amounts shown represent the aggregate grant-date fair values of: performance award grants (2016 — $24.03/share, 2015 — $26.99/share, 2014 — $19.72/share), restricted stock unit grants (2016 — $28.915, 2015 — $31.775/unit for Mr. Abbott’s award and $31.675/unit for all others) and restricted stock grants (2014 — $29.41/share), as determined in accordance with FASB ASC Topic 718 and using the same assumptions as are described at Note 7 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for 2016. The estimated maximum payout value of the performance awards based on the per share grant-date fair value of the awards are as follows: Mr. MacFarlane (2016 — $1,272,389, 2015 — $1,202,405, 2014 — $772,038); Mr. Moug (2016 — $475,794, 2015 — $437,238, 2014 — $387,498); Mr. Koeck (2016 — $400,100, 2015 — $364,365, 2014 — $325,380); Mr. Rogelstad

(2016 — $320,801, 2015 — $275,298, 2014 — $221,850) and Mr. Abbott (2016 — $320,801, 2015 — $275,298). Because the amounts shown primarily reflect the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain total shareholder return benchmarks over a three-year period as compared to peers for all grants and meets certain return on equity targets for 2015 and 2016 grants as described in the CD&A, the amount may not represent the value actually received by the executive officers. See the CD&A for a more detailed description.

(3)	Non-Equity Incentive Plan Compensation represents awards earned during 2016, 2015, and 2014 for achieving financial and safety goals under the Executive Annual Incentive Plan. See the CD&A for a more detailed description.

(4)	This column represents the change in pension value and was determined using the same assumptions as are described at Note 11 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for each of 2016, 2015, and 2014.

(5)	Amounts reflected in All Other Compensation for 2016 consist of (i) amounts contributed by Otter Tail Corporation under the Otter Tail Corporation 401(k) retirement savings plan for 2016 as follows: Mr. MacFarlane, $6,625; Mr. Moug, $6,625; Mr. Koeck, $6,625; Mr. Rogelstad, $6,625; and Mr. Abbott, $17,225; (ii) the amount of Otter Tail Corporation’s contribution under the Employee Stock Ownership Plan for 2016 which was invested in common shares for the account of Mr. Rogelstad, $2,490; (iii) health savings account contributions as follows: Mr. MacFarlane, $750; Mr. Moug, $750; Mr. Koeck, $750; Mr. Rogelstad, $400; and Mr. Abbott, $750; and (iv) amounts contributed to the Executive Restoration Plus Plan as follows: Mr. Abbott, $23,525.

(6)	Mr. MacFarlane was named Chief Executive Officer on April 13, 2015.

(7)	Mr. Rogelstad was named Senior Vice President, Electric Platform, and President of Otter Tail Power Company on April 14, 2014.

(8)	Mr. Abbott was named Senior Vice President, Manufacturing Platform, and President, Varistar Corporation on April 13, 2015.

Grants of Plan-Based Awards

The following table summarizes the 2016 grants of equity and non-equity awards to the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: No. of Shares of Stock or Units (#)[4]	Grant-Date Fair Value of Stock Awards ($)[5]
Name	Grant Date[1]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles S. MacFarlane	01-Jan-16 04-Feb-16	253,000	460,000	874,000	17,650	35,300	52,950	9,500	1,122,952
Kevin G. Moug	01-Jan-16 04-Feb-16	118,525	215,500	409,450	6,600	13,200	19,800	3,600	421,290
George A. Koeck	01-Jan-16 04-Feb-16	108,350	197,000	374,300	5,550	11,100	16,650	3,000	353,478
Timothy J. Rogelstad	01-Jan-16 04-Feb-16	96,250	175,000	332,500	4,450	8,900	13,350	2,400	283,263
John S. Abbott	01-Jan-16 04-Feb-16	89,375	162,500	308,750	4,450	8,900	13,350	2,400	283,263

(1)	The grant date of all awards is the effective date established by the Compensation Committee and ratified by the independent members of the Board of Directors when approving such awards.

(2)	Represents awards granted to Mr. MacFarlane, Mr. Moug and Mr. Koeck effective January 1, 2016 under the Executive Annual Incentive Plan and described in the CD&A. The awards are contingent upon Otter Tail Corporation reaching performance targets in three categories of performance (corporate earnings per share, return on equity, and safety), and individual performance. The workplace safety measure is paid at 100% if the target is met. Each executive is entitled to receive an award in an amount of 50% to 200% of the target for each financial category based upon the performance of Otter Tail Corporation in the category, provided Otter Tail Corporation meets at least the threshold performance level. Each executive is entitled to receive an award in an amount of 0% to 200% of the target for individual performance awarded at the discretion of the Compensation Committee, subject to ratification by the independent members of the Board of Directors, for Mr. MacFarlane and at the discretion of Mr. MacFarlane and the Compensation Committee, subject to ratification by the independent members of the Board of Directors, for Mr. Moug and Mr. Koeck. This plan and targets are more fully described in the CD&A. The amount actually earned in 2016 is reported in part under “Non-Equity Incentive Plan Compensation” and in part under “Bonus” in the Summary Compensation Table.

Represents an award granted to Mr. Rogelstad effective January 1, 2016 under the Executive Annual Incentive Plan and described in the CD&A. The award is contingent upon Otter Tail Corporation reaching performance target on corporate earnings per share, and Otter Tail Power Company reaching performance targets in three categories of performance: net income, return on equity and safety, and individual performance. Mr. Rogelstad is entitled to receive an award in an amount of 50% to 200% of the target for each financial category based upon the performance of Otter Tail Power Company, provided Otter Tail Power Company meets at least the threshold performance level. The workplace safety measure is paid at 100% if the target is met. Mr. Rogelstad is entitled to receive an award in an amount of 0% to 200% of target for individual performance awarded at the discretion of Mr. MacFarlane and the Compensation Committee, subject to ratification by the independent members of the Board of Directors. The amount actually earned in 2016 is reported in part under “Non-Equity Incentive Plan Compensation” and in part under “Bonus” in the Summary Compensation Table.

Represents an award granted to Mr. Abbott effective January 1, 2016 under the Executive Annual Incentive Plan and described in the CD&A. The award is contingent upon Otter Tail Corporation reaching performance target on corporate earnings per share, and Manufacturing Platform reaching performance targets in two categories of performance: (1) net income and safety and (2) individual performance. Mr. Abbott is entitled to receive an award in an amount of 50% to 200% of the target for each financial category based upon the performance of Manufacturing Platform, provided Manufacturing Platform meets at least the threshold performance level. The workplace safety measure is paid at 100% if the target is met. Mr. Abbott is entitled to receive an award in an amount of 0% to 200% of target for individual performance awarded at the discretion of Mr. MacFarlane and the Compensation Committee, subject to ratification by the independent members of the Board of Directors. The amount actually earned in 2016 is reported in part under “Non-Equity Incentive Plan Compensation” and in part under “Bonus” in the Summary Compensation Table.

(3)

Represents grants of performance shares to each of Mr. MacFarlane, Mr. Moug, Mr. Koeck, Mr. Rogelstad and Mr. Abbott that vest dependent upon the three-year total shareholder return as compared to the total shareholder returns for the companies comprising the EEI Index (66.7%) and upon Otter Tail Corporation meeting a three-year target on adjusted return on equity (33.3%). For Mr. Moug and Mr. Koeck in the event of death, disability, retirement at age 62 or older, or certain departures in connection with a change in control, the performance awards will be paid at target and in the event of resignation for good reason or termination without cause performance shares vest on a pro rata basis based upon the performance against the goal at the time of termination. For Mr. MacFarlane, Mr. Rogelstad, and Mr. Abbott in the event of death, disability, or certain departures in connection with a change in control, performance awards will be paid at target. In the event of retirement at age 62 or on qualification for early retirement, payment if any, will be made according to financial results at the end of the performance period, except that if the executive retires on or before June 30 in the year of the grant, it shall be prorated according to the number of months worked in the year of grant divided by 12. In the event employment is terminated without cause or resignation for good reason, payment, if any, will be made according to financial results at the end of the performance period, prorated according to the number of months employed divided by 36 months. Holders of performance shares do not have any of the rights of a shareholder unless and until they receive common shares. The awards of performance shares are more fully described in the CD&A.

(4)	Represents restricted stock units granted to Mr. MacFarlane, Mr. Moug, Mr. Koeck, Mr. Rogelstad and Mr. Abbott that vest ratably on February 6, 2017, February 6, 2018, February 6, 2019 and February 6, 2020, provided they are employed by Otter Tail Corporation on those dates. For Mr. Moug and Mr. Koeck restricted stock units vest in full upon disability, death, retirement or certain departures in connection with a change in control. For Mr. MacFarlane, Mr. Rogelstad, and Mr. Abbott, restricted stock units vest in full upon disability, death or certain departures in connection with a change in control. Upon retirement at age 62 or on qualification for early retirement, shares shall vest except that, if the executive officer retires on or before June 30 of the calendar year that includes the grant date, the shares vested will be prorated according to the number of months worked in the year of grant divided by 12. The executive officers do not have voting rights in the restricted units and receive cash payments equal to the amount of cash dividends that would have been paid on the shares covered by restricted stock units, subject to forfeiture in certain circumstances.

(5)	The amounts shown represent the aggregate grant-date fair value of the stock awards as determined in accordance with FASB ASC Topic 718. Because the amounts indicated include the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain total shareholder return benchmarks as compared to peers (66.7%) or certain adjusted return on equity goals (33.3%) as described in the CD&A, the amount may not reflect the value actually provided to the Named Executive Officers. See the CD&A for a more detailed description.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the total outstanding equity awards as of December 31, 2016 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Stock Awards
Name	Year	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Charles S. MacFarlane	2016 2015 2014 2013	9,500 6,000 3,000 625	387,600 244,800 122,400 25,500	52,950 44,550	2,160,360 1,817,640
Kevin G. Moug	2016 2015 2014 2013	3,600 2,175 812 338	146,880 88,740 33,130 13,790	19,800 16,200	807,840 660,960
George A. Koeck	2016 2015 2014 2013	3,000 1,875 627 253	122,400 76,500 25,582 10,322	16,650 13,500	679,320 550,800
Timothy J. Rogelstad	2016 2015 2014 2013	2,400 1,350 900 250	97,920 55,080 36,720 10,200	13,350 10,200	544,680 416,160
John S. Abbott	2016 2015	2,400 1,350	97,920 55,080	13,350 10,200	544,680 416,160

(1)	Except for Mr. Rogelstad, the awards for 2013 are shares of restricted stock that vest ratably (25% per year) over a four-year period. Mr. Rogelstad’s 2013 award is restricted stock units that vest in 2017. The awards for 2014 are shares of restricted stock that vest ratably (25% per year) over a four-year period. The awards for 2015 and 2016 are restricted stock units that vest ratably (25% per year) over a four-year period.

(2)	The unvested performance shares for Mr. MacFarlane, Mr. Moug, Mr. Koeck, Mr. Rogelstad and Mr. Abbott are reported at maximum as determined by SEC rules. The actual number of shares paid, which may range from 0% to 150% of target, shall be determined by the Compensation Committee after it determines whether the performance goals have been met at the conclusion of 2017 and 2018. This typically occurs in February of each year.

Option Exercises and Stock Vested in Last Fiscal Year

The following table provides information on stock vested in 2016 related to the Named Executive Officers and the resulting value realized.

OPTION EXERCISES & STOCK VESTED

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Charles S. MacFarlane	4,950	140,624
Kevin G. Moug	1,982	56,308
George A. Koeck	1,564	44,432
Timothy J. Rogelstad	2,150	61,086
John S. Abbott	450	12,780

(1)	The value realized on the vesting of stock awards is the fair market value of Otter Tail Corporation’s common shares at the time of vesting. The fair market value as used in this table is the average of the high and low price of Otter Tail Corporation’s common shares on the date of vesting.

Pension, ESSRP, and Restoration Plus Plans

The Pension Plan is a tax-qualified defined benefit pension plan. Employees of Otter Tail Corporation and non-union employees of Otter Tail Power Company hired prior to September 1, 2006, and union employees of Otter Tail Power Company hired prior to November 1, 2013 (January 1, 2009 for Coyote Station employees) are eligible to participate in the Pension Plan. Benefits for Mr. MacFarlane, Mr. Moug and Mr. Koeck are determined by multiplying 37% of final average earnings (as defined in the Plan) by a fraction, the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. For these executive officers, final average earnings is determined using the 42 consecutive months out of the last 10 consecutive years prior to the participant’s retirement that produces the highest average salary. In addition, for each year of benefit accrued service earned in excess of 30 years, the executive’s benefit will increase by 1% up to a maximum of 110% of the benefit. For Mr. Rogelstad the benefit is determined by multiplying 38% of his final average earnings by a fraction, the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. Final average earnings for Mr. Rogelstad is determined by using the 30 consecutive months out of the last 10 years prior to his retirement that produces the highest average salary. A full pension benefit is paid if the executive officer retires after he or she reaches age 62. If the executive officer commences payment prior to age 62, the pension benefit reduces on a scale beginning at 5% at age 61 and ending at 39% at age 55, the earliest age at which the pension benefit may be received. The Pension Plan does not provide for a lump sum distribution.

Mr. Abbott is not eligible to participate in the Pension Plan.

Mr. Moug, Mr. MacFarlane, Mr. Koeck and Mr. Rogelstad participate in the ESSRP. Participation in the ESSRP is determined by the Compensation Committee. Mr. Koeck will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)	A benefit equal to 70% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan; provided the amount of this benefit will not increase after December 31, 2010. The benefit amount accrues over a 15-year period. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary, or for such longer period of time as the participant lives. Final average earnings under the ESSRP is the average of the participant’s total cash payments (base pay and bonus) paid to the participant during the highest consecutive 42 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefits limit, and offset by the participant’s benefit from the tax-qualified defined benefit Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

Mr. Moug, Mr. MacFarlane and Mr. Rogelstad will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)	A benefit equal to 65% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan provided that the amount of this benefit will not increase after December 31, 2010. The benefit amount accrues over a 15-year period. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary or for such longer period of time as the participant lives. Final average earnings for Mr. Moug is defined in the same manner as for Mr. Koeck. Final average earnings for Mr. MacFarlane and Mr. Rogelstad is defined as the average of the total cash payments (base pay and bonus) paid to the participant during the highest consecutive 30 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefit limits, and offset by the participant’s benefit from the tax-qualified defined Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

Mr. Moug, Mr. MacFarlane, Mr. Koeck and Mr. Rogelstad are all vested in their benefits under the ESSRP. Mr. Moug and Mr. Koeck were granted an additional 5 and 3.6 years of service, respectively, under the ESSRP as of January 1, 2005. These increases were designed to more equitably apply the reduction in benefits caused by the January 1, 2005 Amendment to the ESSRP. The ESSRP does not provide for a lump sum distribution.

If an executive officer under the ESSRP dies while employed by Otter Tail Corporation, Otter Tail Corporation will pay the participant’s beneficiary an amount equal to four times the participant’s annual salary and bonus at the time of death. If an executive officer under the ESSRP dies after retirement or dies after termination for other reasons with a vested benefit, Otter Tail Corporation will pay the participant’s beneficiary a lesser amount, depending upon the executive officer’s age at death and his or her vested percentage.

If an executive officer retires prior to age 62 or terminates employment prior to retirement with a vested benefit in the ESSRP, the executive officer will receive a reduced benefit amount. If a participant dies while still employed, his or her beneficiary will receive the actuarial equivalent of the participant’s benefit in 15 annual installments. Upon a change in control (as defined in the ESSRP), or in the event of the death of the executive officer while actively employed by Otter Tail Corporation, the executive officer becomes 100% vested in his or her accrued benefit. In the event of disability, years of credited service and years of participation continue to accrue under the ESSRP until such time as payments under Otter Tail Corporation’s long-term disability plan end. The Board of Directors has the right to amend, suspend or terminate the ESSRP, but no such action can reduce the benefits already accrued.

Mr. Abbott participates in the Executive Restoration Plus Plan, which is a nonqualified defined contribution plan. The Plan permits a participant to defer up to 50% of salary in 1% increments and up to 100% of annual cash incentive compensation in 1% increments. In addition, subject to its annual discretion, Otter Tail Corporation will contribute a sum equal to 6.5% of the annual compensation for the plan year in excess of Internal Revenue Code Section 401(a)(17) compensation limit in effect for that plan year plus 3% of annual compensation to the deferral and retirement accounts for Mr. Abbott, provided he is employed on the last day of the plan year. The Plan provides that each participant makes his or her own investment decisions on the amounts deferred and on the amounts contributed by Otter Tail Corporation and is solely at risk for investment returns. A participant’s elected deferred sub-account will be fully vested at all times. A participant’s employer contributions sub-account will be vested to the same extent he or she is vested in any employer contributions under the Otter Tail Corporation Retirement Savings Plan provided, however, that a participant will become fully vested in their employer contribution sub-account upon death, becoming disabled, or a change in control, provided the date on which the participant becomes fully vested in the employer contributions as a result of any of those events occurs while the participant is actively employed by or associated with Otter Tail Corporation. The Plan was amended in February 2015 to allow for full vesting of employer contributions if retiring at or after age 62 and to allow Otter Tail Corporation to make restorative or other discretionary contributions on behalf of participants.

If a participant separates from service or becomes disabled, the vested portion of the participant’s account will be paid in a lump sum. If a participant dies while still employed, the participant’s vested account will be paid to the participant’s beneficiary in a lump sum payment. The Board of Directors has the right to amend, suspend or terminate the Executive Restoration Plus Plan, but no such action can reduce the benefits already accrued.

The following table summarizes the number of years of credited service and present accumulated value of the pension benefits for Mr. Moug, Mr. MacFarlane, Mr. Koeck and Mr. Rogelstad under the Otter Tail Corporation Pension Plan and ESSRP. Payments made for Mr. Abbott under the Executive Restoration Plus Plan are found on the Non-Qualified Deferred Compensation Table and in the Summary Compensation Table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
Charles S. MacFarlane	Pension Plan ESSRP	15.08 9.00	570,000 1,641,437	— —
Kevin G. Moug[2]	Pension Plan ESSRP	15.00 14.00	727,000 2,789,405	— —
George A. Koeck[3]	Pension Plan ESSRP	17.33 14.60	974,000 2,616,137	— —
Timothy J. Rogelstad	Pension Plan ESSRP	27.50 8.00	943,000 719,969	— —
John S. Abbott	Pension Plan ESSRP	— —	— —	— —

(1)	The present value of the accumulated benefit for the Pension Plan and ESSRP is calculated in accordance with FASB ASC Topic 715. See Note 11 to the consolidated financial statements in the 2016 Annual Report on Form 10-K of Otter Tail Corporation for the policy and assumptions made in the valuation of this accumulated benefit.

(2)	Includes 5 years of additional credited service which results in an additional accumulated benefit at present value of $1,232,084.

(3)	Includes 3.6 years of additional credited service which results in an additional accumulated benefit at present value of $624,966.

Non-Qualified Deferred Compensation

The following table presents information on non-qualified deferred compensation for the Named Executive Officers.

NON-QUALIFIED DEFERRED COMPENSATION1

Name	Executive Contributions in Last FY ($)[2]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[2]	Aggregate Withdrawals / Distributions ($)	Registrant Contributions to Executive Restoration in Last FY3	Aggregate Balance at Last FYE ($)[4]
Charles S. MacFarlane	124,849	—	76,325	57,709	—	1,408,972
Kevin G. Moug	25,860	—	14,166	—	—	380,124
George A. Koeck	—	—	—	—	—	—
Timothy J. Rogelstad	24,500	—	1,174	—	—	32,109
John S. Abbott	162,500	—	7,655	—	23,525	332,585

(1)	The terms of Otter Tail Corporation’s Non-Qualified Deferred Compensation Plan are described in the CD&A.

(2)	The amounts reported in the Executive Contributions column are also reported as compensation to the Named Executive Officers in the Summary Compensation Table while the amounts in the Aggregate Earnings column are not.

(3)	The terms of Otter Tail Corporation’s Executive Restoration Plus Plan are described in the Pension, ESSRP and Restoration Plus Plans section. The amounts reported in this column are also reported in the Summary Compensation Table.

(4)	The amounts related to Executive Contributions reported in this column were previously reported in Summary Compensation Tables of Otter Tail Corporation, while the amounts related to Aggregate Earnings were not.

Potential Termination Payments Upon a Change in Control

Otter Tail Corporation has entered into change in control severance agreements (the “Severance Agreements”) with the Named Executive Officers. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, Otter Tail Corporation terminates the Named Executive Officer’s employment without Cause or the Named Executive Officer terminates his or her employment for Good Reason. Such payments and benefits include: (i) severance pay equal to two times the sum of the Named Executive Officer’s salary (at the highest annual rate in effect during the two years prior to the termination) and average annual incentive compensation (for the two years prior to the termination); (ii) two years of continued life, health and disability insurance; (iii) the payment of legal fees and expenses relating to the termination; and (iv) the termination of any noncompetition arrangement between Otter Tail Corporation and the Named Executive Officer. Under the Severance Agreements, “Cause” is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to Otter Tail Corporation; “Good Reason” is defined to include a material change in the employee’s responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and “Change in Control” is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of Otter Tail Corporation, a proxy fight or contested election that results in Continuing Directors (as defined in the Agreements) not constituting a majority of Otter Tail Corporation’s Board of Directors, or another event the majority of the Continuing Directors determines to be a Change in Control.

Potential Termination Payments Outside a Change in Control

Otter Tail Corporation has entered into employment agreements (the “Employment Agreements”) with Mr. Moug and Mr. Koeck. Mr. MacFarlane, Mr. Rogelstad and Mr. Abbott are participants in the Executive

Severance Plan. The Employment Agreements provide that if Otter Tail Corporation terminates the employment of the Named Executive Officer for Cause or if the Named Executive Officer terminates the employment relationship without Good Reason (as defined in the Employment Agreements) the Named Executive Officer will receive base pay and benefits through the date of termination. Alternatively, if Otter Tail Corporation terminates the employment of the Named Executive Officer for any other reason, or if the Named Executive Officer terminates the employment relationship for Good Reason, Otter Tail Corporation will pay a severance payment equal to 1.5 times the sum of the Named Executive Officer’s base pay plus his most recent annual cash incentive payment in full satisfaction of Otter Tail Corporation’s obligations to the Named Executive Officer. The Executive Severance Plan provides Mr. Rogelstad and Mr. Abbott with a severance payment under similar circumstances equal to 1.5 times the sum of base pay plus the target annual cash incentive payment and for Mr. MacFarlane 2.0 times the sum of base pay plus the target annual cash incentive payment.

The following table presents information regarding potential payments pursuant to the agreements described above, the 1999 Stock Incentive Plan and the 2014 Stock Incentive Plan for each of the Named Executive Officers named below assuming the event took place on the last business day of the fiscal year, December 30, 2016.

SUMMARY OF TERMINATION PAYMENTS1

	No Change in Control			Change in Control
Name	For Cause ($)	Death/Disability ($)	Without Cause ($)	($)
Charles S. MacFarlane[2]	—	3,432,500	3,782,934	5,758,796
Kevin G. Moug[3]	—	1,261,740	1,883,704	2,887,172
George A. Koeck[4]	—	1,054,884	1,611,980	2,323,851
Timothy J. Rogelstad[5]	—	840,480	1,194,480	1,869,534
John S. Abbott[6]	—	793,560	1,138,230	1,571,191

(1)	For purposes of these calculations, the price per share is the closing price of Otter Tail Corporation’s common shares on December 30, 2016.

(2)	For Mr. MacFarlane, Death/Disability consists of performance shares vesting at target in the amount of $2,652,200 and restricted stock vesting in the amount of $780,300; Without Cause consists of severance in the amount of $2,070,000 and pro-rata performance shares vesting in the amount of $1,712,934; Upon a Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $2,652,200, severance in the amount of $1,847,610, restricted stock vesting in the amount of $780,300, three additional years of credited service under the ESSRP in the amount of $447,348, and a health benefit in the amount of $31,338.

(3)	For Mr. Moug, Death/Disability consists of performance shares vesting at target in the amount of $979,200 and restricted stock vesting in the amount of $282,540; Without Cause consists of restricted stock vesting in the amount of $282,540, pro-rata performance shares vesting in the amount of $629,462, and severance in the amount of $971,702; Upon a Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $979,200, severance in the amount of $1,347,678, restricted stock vesting in the amount of $282,540, three additional years of credited service under the ESSRP in the amount of $246,416, and a health benefit in the amount of $31,338.

(4)	For Mr. Koeck, Death/Disability consists of performance shares vesting at target in the amount of $820,080 and restricted stock vesting in the amount of $234,804; Without Cause consists of restricted stock vesting in the amount of $234,804, pro-rata performance shares vesting in the amount of $526,361, and severance in the amount of $850,815; Upon a Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $820,080, severance in the amount of $1,237,629, restricted stock vesting in the amount of $234,804, and a health benefit in the amount of $31,338.

(5)	For Mr. Rogelstad, Death/Disability consists of performance shares vesting at target in the amount of $640,560 and restricted stock vesting in the amount of $199,920; Without Cause consists of severance in the amount of $787,500, and pro-rata performance shares vesting in the amount of $406,980; Upon a Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $640,560, severance in the amount of $988,896, restricted stock vesting in the amount of $199,920, and a health benefit in the amount of $40,158.

(6)	For Mr. Abbott, Death/Disability consists of performance shares vesting at target in the amount of $640,560 and restricted stock vesting in the amount of $153,000; Without Cause consists of severance in the amount of $731,250, and pro-rata performance shares vesting in the amount of $406,980; Upon a Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $640,560, severance in the amount of $753,943, restricted stock vesting in the amount of $153,000, and a health benefit in the amount of $23,688.

Compensation Policies and Risk

Otter Tail Corporation believes that its compensation policies and practices for its employees are such that they are not likely to create risk that would have a material adverse effect on Otter Tail Corporation. As described in this Proxy Statement, the Named Executive Officers of Otter Tail Corporation are paid two forms of incentive compensation. Short-term incentives are measured against earnings per share, platform net income, platform return on equity, workplace safety and individual performance. These financial and safety measures are transparent, subject to review and the recoupment policy, and can be verified by audit. Only a portion of short-term incentive, individual performance, is discretionary. Otter Tail Corporation’s long-term incentives are based upon total shareholder return and adjusted return on equity over three years and are transparent and subject to review and the recoupment policy. In short, Otter Tail Corporation believes there is little room for manipulation and a relatively low level of risk. To the extent that incentive compensation is used for other employees at Otter Tail Corporation, consistent practices are followed. Otter Tail Corporation’s disclosure in this Proxy Statement was considered and discussed first by the executive team, including its Vice President of Human Resources, and then by the Compensation Committee and the Board of Directors.

Report of Audit Committee

The Audit Committee of Otter Tail Corporation’s Board of Directors is composed of four independent Directors (as defined by the NASDAQ Listing Standards) and operates under a written charter adopted by the Board of Directors. The Audit Committee retains and supervises Otter Tail Corporation’s independent registered public accounting firm, currently Deloitte & Touche LLP.

Management is responsible for Otter Tail Corporation’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Otter Tail Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Otter Tail Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). Otter Tail Corporation’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the consolidated financial statements and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

Steven L. Fritze, Chair

Karen M. Bohn

Joyce Nelson Schuette

James B. Stake

Advisory Vote on Executive Compensation

As required pursuant to Section 14A of the Exchange Act, Otter Tail Corporation is providing its shareholders with a non-binding advisory vote on the compensation of the Named Executive Officers as described in the CD&A and the accompanying tables contained in this Proxy Statement. Otter Tail Corporation asks that you support the compensation of our Named Executive Officers as disclosed in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors or Otter Tail Corporation. However, the Board of Directors will review the results of your voting and take those results into consideration when making future decisions regarding executive compensation. We have historically conducted advisory votes on executive compensation every three years, but the Board of Directors is recommending that going forward Otter Tail Corporation conduct the advisory votes annually with the next vote at our 2018 Annual Meeting of Shareholders.

As has been described in this Proxy Statement, executive compensation at Otter Tail Corporation is heavily weighted towards pay for performance and focused on driving strong financial performance. Both short-term and long-term incentives have significant performance components attached to them. The Compensation Committee has established targets that permit payment of short-term and long-term incentives only when Otter Tail Corporation’s financial and safety metrics are met. Long-term incentives are tied to Otter Tail Corporation stock performing well in the market and on strong returns on equity. Historically, in years when Otter Tail Corporation has not met its financial and safety targets the Named Executive Officers have not received short-term incentives or the amount of those incentives have been significantly reduced. Similarly, when Otter Tail Corporation’s stock has not performed well, long-term incentives have not been paid. Short-term and long-term incentives are only paid when Otter Tail Corporation is operating safely and performing well financially and in the market.

Otter Tail Corporation believes it has designed compensation programs that are appropriate to attract and retain talented and dedicated key executives who are focused on Otter Tail Corporation’s performance.

Otter Tail Corporation also believes that the information provided above and in this Proxy Statement demonstrates that its executive compensation programs are appropriate to ensure that the interests of the Named Executive Officers are aligned with the long-term interests of Otter Tail Corporation’s shareholders. Accordingly, Otter Tail Corporation is asking its shareholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, That the shareholders approve, on an advisory basis, the compensation of Otter Tail Corporation’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section of the Proxy Statement for the 2017 Annual Meeting of Shareholders, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in such Proxy Statement.”

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of Otter Tail Corporation’s Named Executive Officers. Adoption of this resolution will require the affirmative vote of the majority of the common shares present in person or by proxy and entitled to vote at the Annual Meeting.

Advisory Vote on Frequency of the Advisory Vote

on Executive Compensation

As required pursuant to Section 14A of the Exchange Act, Otter Tail Corporation is providing its shareholders with a non-binding advisory vote on the frequency with which Otter Tail Corporation’s shareholders will have a non-binding advisory vote on executive compensation as provided for in the previous proposal. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. In addition, shareholders may abstain from voting. Otter Tail Corporation is required to hold an advisory vote on frequency at least once every six years.

After consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Otter Tail Corporation. While the company has historically held an advisory vote every three years, and shareholders supported this decision in 2011, the Board of Directors would like to gauge shareholder support for the executive compensation program on a more frequent basis. Therefore, the Board of Directors recommends that you vote FOR an annual advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain when you vote in response to the resolution set forth below:

“RESOLVED, that Otter Tail Corporation shall hold a shareholder advisory vote to approve the compensation of its Named Executive Officers once every one year, two years or three years, with consideration for the option that receives the highest number of votes cast for this resolution.”

This advisory vote is not binding on Otter Tail Corporation or the Board of Directors. However, the Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes on executive compensation.

The Board of Directors recommends a vote FOR the option of every ONE YEAR as the frequency with which shareholders are provided an advisory vote on the compensation of the Named Executive Officers.

Ratification of Independent Registered

Public Accounting Firm

At the Annual Meeting of Shareholders, the Board of Directors will propose that shareholders ratify the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of Otter Tail Corporation for 2017. This firm has no direct or indirect financial interest in Otter Tail Corporation.

The Audit Committee of Otter Tail Corporation’s Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2017. Shareholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Otter Tail Corporation and its shareholders.

A partner of the independent registered public accounting firm of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so. An affirmative vote of a majority of the common shares present and entitled to vote with respect to the ratification of the independent registered public accounting firm is required for ratification. Proxies, unless otherwise directed thereon, will be voted in favor of this proposal. The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2017.

Fees

Aggregate fees that Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) billed to Otter Tail Corporation for 2016 and 2015 are as follows.

Fees for Professional Services

	2016		2015
Total Audit Fees	$1,272,300	(a)	$1,289,648	(b)
Audit-Related Fees	—		—

Total Audit and Audit-Related Fees	1,272,300		1,289,648
Tax Fees	95,831	(c)	180,168	(d)
Other Fees	2,000	(e)	2,000	(e)

Total Fees Paid to Deloitte Entities	$1,370,131		$1,471,816

(a)	2016 audit fees, per engagement letter, of $1,090,000, plus $20,000 for additional audit work due to scope changes, and estimated expenses for 2016 audit of $80,000, and $82,300 related to two comfort letters.

(b)	2015 audit fees, per engagement letter, of $1,050,000, plus $20,000 for additional audit work required as part of the audit, and expenses for 2015 audit of $66,048 and $153,600 related to three comfort letters and four registration statements.

(c)	Includes fees for tax planning in the amount of $8,630, tax advice in the amount of $30,386, and tax compliance in the amount of $56,815.

(d)	Includes fees for tax planning in the amount of $16,530, tax advice in the amount of $27,400, and tax compliance in the amount of $136,238.

(e)	Fees related to use of Deloitte’s Accounting Research Tool.

Pre-Approval of Audit/Non-Audit Services Policy

Otter Tail Corporation’s Audit Committee has adopted, and the Board of Directors has ratified, the Audit and Non-Audit Services Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. The independent registered public accounting firm has reviewed this policy and believes that implementation of the policy will not adversely affect the firm’s independence.

Four categories of services have been defined by Otter Tail Corporation within the policy to provide a consistent framework for assessment, decision-making, approval and reporting. The following is a summary of the key provisions of the policy.

Audit services are specified services directly related to performing the independent audit of Otter Tail Corporation and its subsidiaries. The independent registered public accounting firm will submit to the Audit Committee for pre-approval the scope and estimated fees associated with the current year audit at the August Audit Committee meeting.

Audit-related services are specified services that are related extensions of audit services and are logically performed by the independent registered public accounting firm. Additional services exceeding the specified pre-approved limits require specific Audit Committee approval.

Tax services are specified services related to tax matters. Using the independent registered public accounting firm for these matters creates efficiencies, minimizes disruption, or preserves confidentiality. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

Other services include (a) “synergistic” services for which utilizing the independent registered public accounting firm creates efficiencies, minimizes disruption, or preserves confidentiality, or (b) “unique qualifications” services for which management has determined that the independent registered public accounting firm possesses unique or superior qualifications to provide the services. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

“Restricted” non-audit services include nine specific restricted services outlined in the SEC’s rule on auditor independence. These services are not to be performed by the independent registered public accounting firm.

During 2015 and 2016, all of the services provided by Deloitte Entities for the services described above under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee consistent with this procedure.

Policy and Procedures Regarding Transactions with Related Persons

The Board of Directors of Otter Tail Corporation has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving, or ratifying transactions with “Related Persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “Related Person” includes any of the Directors or executive officers of Otter Tail Corporation, certain shareholders and their immediate families. The policy applies to transactions in which Otter Tail Corporation is a participant and a Related Person will have a direct or indirect material interest and the amount involved exceeds $120,000. Under the policy, Otter Tail Corporation management is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve, or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to Otter Tail Corporation than could be obtained in a comparable arm’s length transaction with an unrelated third party. A copy of the Policy and Procedures Regarding Transactions with Related Persons can be found at www.ottertail.com. For 2016 Otter Tail Corporation is unaware of any related party transactions.

Shareholder Proposals for 2018 Annual Meeting

Any holder of common shares of Otter Tail Corporation who intends to present a proposal that may properly be acted upon at the 2018 Annual Meeting of Shareholders of Otter Tail Corporation must submit such proposal to Otter Tail Corporation so that it is received at Otter Tail Corporation’s executive offices at 4334 18th Avenue SW, Suite 200, Box 9156, Fargo, North Dakota 58106-9156, on or before November 1, 2017, for inclusion in Otter Tail Corporation’s Proxy Statement and form of Proxy relating to that meeting.

If a holder of common shares wishes to present a proposal at the 2018 Annual Meeting of Shareholders but does not wish to include it in the Proxy Statement and form of Proxy relating to that meeting or wishes to nominate a candidate for Director, the holder must submit notice of the proposal or nomination in accordance with the procedures provided in the Otter Tail Corporation Bylaws to Otter Tail Corporation’s executive offices on or before January 19, 2018 in order for the proposal to be considered timely.

Other Business

As of the date hereof, the Board of Directors of Otter Tail Corporation is aware of no other proposals to be presented to the Annual Meeting in addition to the items described above. If any other matters properly come before the Annual Meeting, the proxies will vote thereon at their discretion.

A copy of Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, including financial statements and schedules thereto, filed with the SEC, is available without charge to shareholders. Address written requests to:

Corporate Secretary
Otter Tail Corporation
Box 9156
Fargo, ND 58106-9156

215 South Cascade Street

Box 496

Fergus Falls, Minnesota 56538-0496

4334 18th Avenue SW, Suite 200

Box 9156

Fargo, North Dakota 58106-9156

www.ottertail.com

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/ottr Use the Internet to vote your proxy until 11:59 p.m. (CDT) on April 9, 2017.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on April 9, 2017.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

PLEASE VOTE YOUR PROXY–NOW!

Please date and sign the attached proxy and return it promptly.

This will help save the expense of follow-up letters to shareholders who have not responded. If you vote by Internet or telephone, please do not mail your proxy card.

Please detach here

The Board of Directors Recommends a Vote FOR the Election of Directors, FOR Items 2 and 4, and “ONE YEAR” for Item 3.

1. Election of directors:	01 John D. Erickson 03 James B. Stake	☐	Vote FOR all nominees	☐	Vote WITHHELD
	02 Nathan I. Partain		(except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory vote approving the compensation provided to executive officers.	☐ For	☐ Against	☐ Abstain

3. Advisory vote on interval for the advisory vote on executive compensation.	☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain

4. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2017.	☐ For	☐ Against	☐ Abstain

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy will be voted as directed. In the absence of specific directions, the proxy will be voted FOR the election of Directors, FOR Item 2, “ONE YEAR” for Item 3, and FOR Item 4.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

OTTER TAIL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Monday, April 10, 2017

10:00 a.m. (CDT)

Bigwood Event Center

Country Inn & Suites

925 Western Avenue

(Highway 210 West & Interstate 94)

Fergus Falls, Minnesota

proxy

Solicited on behalf of the Board of Directors of

OTTER TAIL CORPORATION

The undersigned hereby appoint TIMOTHY J. O’KEEFE and KATHRYN O. JOHNSON (each with power to act alone and with full power of substitution) the proxies of the undersigned to vote all common shares that the undersigned is entitled to vote at the Annual Meeting of Otter Tail Corporation to be held April 10, 2017, and at any adjournment thereof, and hereby directs that this proxy be voted as instructed herein. The Board of Directors recommends voting FOR the election of Directors (Item 1), FOR the compensation provided to executives as described in the Proxy Statement (Item 2 – advisory vote), FOR a one-year interval on voting on executive compensation (Item 3 – advisory vote), and FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2017 (Item 4).

SEE REVERSE SIDE. We encourage you to vote by telephone or Internet. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card; and return it to Wells Fargo Bank, N.A. in the envelope provided. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark any voting boxes.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

OTTER TAIL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Monday, April 10, 2017

10:00 a.m. (CDT)

Bigwood Event Center

Country Inn & Suites

925 Western Avenue

(Highway 210 West & Interstate 94)

Fergus Falls, Minnesota

Directions to the Otter Tail Corporation Annual Meeting are available in the proxy statement which can be viewed at www.ottertail.com/annual.cfm.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on April 10, 2017

Notice is hereby given that the Annual Meeting of Shareholders of Otter Tail Corporation will be held at the Bigwood Event Center, Country Inn & Suites, 925 Western Avenue (Highway 210 West & Interstate 94), Fergus Falls, Minnesota on Monday, April 10, 2017, at 10:00 a.m. (CDT).

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Annual Report on Form 10K for the year ended December 31, 2016 and the 2017 Proxy Statement are available at

If you want to receive a paper copy or an e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before March 29, 2017 to facilitate timely delivery.

Matters intended to be acted upon at the meeting are listed below.

1.	To elect three directors for three-year terms ending 2020;

2.	To approve, in a non-binding advisory vote, the compensation provided to the Named Executive Officers as described in this Proxy Statement;

3.	To approve, in a non-binding advisory vote, the interval for the advisory vote on compensation of the Named Executive Officers;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2017; and

5.	To transact such other business as may properly be brought before the meeting.

The board of directors recommends a vote “FOR” the three nominees for election for three-year terms ending 2020 listed in the Company’s 2017 Proxy Statement, “FOR” Proposal 2, “ONE YEAR” for Proposal 3, and “FOR” Proposal 4.

THIS IS NOT A FORM FOR VOTING

You may immediately vote your proxy on the Internet at:

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CDT) on April 9, 2017.

•	Please have this Notice and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to vote your proxy.

Scan code to the right for mobile voting.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

To request paper copies of the proxy materials, which include the proxy card,

proxy statement and annual report, please contact us via:

Internet/Mobile – Access the Internet and go to .. Follow the instructions to log in, and order copies.

Telephone – Call us free of charge at 866-870-3684 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

Email – Send us an email at with “Ottr Materials Request” in the subject line.

The email must include:

•	The 11-digit control # located in the box in the upper right hand corner on the front of this notice.

•	Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials.

•	If you choose email delivery you must include the email address.

•	If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Tax ID number in the email.